As filed with the Securities and Exchange Commission on January 31, 2007
                                                           Registration No. 333-
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         Affinity Technology Group, Inc.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                     57-0991269
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)


                           1310 Lady Street, Suite 601
                               Columbia, SC 29201
                                 (803) 758-2511
                        (Address, including zip code, and
                     telephone number, including area code,
                            of registrant's principal
                               executive offices)

                                 Joseph A. Boyle
                       President, Chief Executive Officer
                           and Chief Financial Officer
                         Affinity Technology Group, Inc.
                           1310 Lady Street, Suite 601
                         Columbia, South Carolina 29201
                                 (803) 758-2511
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                    COPY TO:
                                Patrick S. Bryant
                        Robinson, Bradshaw & Hinson, P.A.
                         101 N. Tryon Street, Suite 1900
                         Charlotte, North Carolina 28246
                                 (704) 377-2536


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement as determined by the selling stockholders.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|



                         CALCULATION OF REGISTRATION FEE

                                            Proposed    Proposed
                                             Maximum     Maximum
Title of Class of                           Aggregate   Aggregate    Amount of
 Securities to be            Amount To be   Price Per   Offering    Registration
 Registered                  Registered(1)    Share       Price         Fee
---------------------------  -------------  ---------  -----------  ------------

Common Stock, $.0001 par
 value (upon conversion of
 convertible secured notes)   4,535,714(2)     $0.42   $1,905,000       $203.84

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Represents shares of registrant's common stock being registered for resale that may be acquired upon the conversion of convertible notes issued to the selling stockholders named in this registration statement.

(3) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) OF THE ACT, MAY DETERMINE.

================================================================================

     The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================

                              Subject to Completion


                  Preliminary Prospectus Dated January 31, 2007


                         Affinity Technology Group, Inc.
                        4,535,714 Shares of Common Stock

         This prospectus relates to Shares of common stock of Affinity Technology Group, Inc. that may be offered and sold, from time to time, by the selling stockholders named in this prospectus. We will not receive any proceeds from the sales of any Shares by the selling stockholders.

         The selling stockholders and any participating underwriters, agents or broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under such Act.

         Our common stock is quoted on the OTC Bulletin Board and trades under the symbol "AFFI". The closing bid price of our common stock on the OTC Bulletin Board on January 29, 2007 was $0.17 per share.

         Investment in the Shares involves a high degree of risk. You should consider carefully the risk factors beginning on page 8 of this prospectus before purchasing any of the Shares offered by this prospectus.

         Neither the Securities and Exchange Commission nor any state securities regulators have not approved or disapproved the Shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is ______________ , 2007.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................3
FORWARD-LOOKING STATEMENTS.....................................................8
RISK FACTORS...................................................................8
USE OF PROCEEDS...............................................................13
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK.............................13
SELECTED CONSOLIDATED FINANCIAL DATA..........................................14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
        AND RESULTS OF OPERATIONS.............................................15
OUR BUSINESS..................................................................21
MANAGEMENT....................................................................25
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS..........................31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................32
SELLING STOCKHOLDERS..........................................................32
PLAN OF DISTRIBUTION..........................................................35
DESCRIPTION OF CAPITAL STOCK..................................................36
SHARES ELIGIBLE FOR FUTURE SALE...............................................39
EXPERTS.......................................................................40
LEGAL MATTERS.................................................................40
WHERE YOU CAN FIND MORE INFORMATION...........................................40


                              ABOUT THIS PROSPECTUS

         This prospectus is not an offer to sell any securities other than the Shares. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

         You should rely only on the information contained or incorporated by reference in this prospectus. Affinity has not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Affinity or the Shares that is different from the information included or incorporated by reference in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

         Affinity has not registered the Shares for sale by the selling stockholders under the securities laws of any state. Brokers or dealers effecting transactions in the Shares should confirm that the Shares have been registered under the securities laws of the state or states in which offers or sales of the Shares occur prior to the time of such offers or sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

         As used in this prospectus, unless the context otherwise requires: the terms "we," "our," "us" (or similar terms), the "Company" or "Affinity" include Affinity Technology Group, Inc. and its subsidiaries, except that when used with reference to common stock or other securities described herein and in describing the positions held by management of the Company, the term includes only Affinity Technology Group, Inc; the term "selling stockholders" refers to the selling stockholders described herein; the term "Shares" means our shares of common stock, $0.0001 par value per share offered by this prospectus; and the term "Notes" means our 8% Secured Convertible Notes issued on September 30, 2006 in the aggregate principal amount of $1,905,000, which Notes are convertible into the Shares offered by this prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our Company and this offering, we encourage you to read this entire document, including "Risk
Factors," beginning on page 8, the financial information included in this prospectus and any other documents to which we have referred in this prospectus.

                                   The Company

Affinity Technology Group, Inc.

     Affinity was formed to develop and market technologies that enable financial institutions and other businesses to provide consumer financial services electronically with reduced or no human intervention. Products and services previously offered by Affinity include its DeciSys/RT loan processing system, which automated the processing and consummation of consumer financial services transactions; the Affinity Automated Loan Machine (the ALM), which allowed an applicant to apply for and, if approved, obtain a loan in as little as ten minutes; the Mortgage ALM, which allowed an applicant to apply for a mortgage loan; e-xpertLender, which permitted a financial institution to make automated lending decisions through its call centers and branches; iDEAL, which permitted automobile lenders to make automobile lending decisions for loan applications originated at automobile dealers; and rtDS, which permitted lenders to deliver credit decisions to applicants over the Internet. Due to capital constraints, we have suspended all efforts to further develop, market and operate these products and services. Our last processing contract terminated in late 2002, and we have no plans in the near term to engage in further sales or other activities related to our products or services, other than to attempt to license certain of the patents that we own. Currently, our business activities consist exclusively of attempting to enter into license agreements with third parties to license our rights under certain of our patents and in pursuing the patent litigation described below in an effort to protect our intellectual property and obtain recourse against alleged infringement of our patents. In 2006, our sole revenues from operations were generated from one outstanding license of our patents.

Patents and Legal Matters

     In conjunction with our product development activities, we applied for and obtained three patents. We have been granted two patents covering our fully-automated loan processing systems (U.S. Patent Nos. 5,870,721 C1 and 5,940,811 C1). In August 2000, the U.S. Patent and Trademark Office ("PTO") issued to us a patent covering the fully-automated establishment of a financial account including credit accounts (U.S. Patent No. 6,105,007 C1).

     All of these patents have been subject to reexamination by the PTO as a result of challenges to such patents by third parties. On January 28, 2003, we received a Reexamination Certificate (U. S. Patent No. 5,870,721 C1) from the PTO which formally concluded the reexamination of U. S. Patent No. 5,870,721. On December 20, 2005, we received a Reexamination Certificate (U.S. Patent No. 5,940,811 C1) from the PTO which formally concluded the reexamination of U.S. Patent No. 5,940,811. On July 25, 2006, we received a Reexamination Certificate (U.S. Patent No. 6,105,007 C1) from the PTO which formally concluded the reexamination of U.S. Patent No. 6,105,007 and which indicated that the reexamination resulted in the full allowance of all the claims of this patent. It is possible that third parties may bring additional actions to contest all or some of our patents. We can make no assurances that we will not lose all or some of the claims covered by our existing patents.

     In June 2003, we filed a lawsuit against Federated Department Stores, Inc. ("Federated"), and certain of its subsidiaries alleging that Federated has infringed one of our patents (U. S. Patent No. 6,105,007). In September 2003, we filed a similar lawsuit against Ameritrade Holding Corporation and its subsidiary, Ameritrade, Inc. (collectively "Ameritrade"), alleging infringement of the same patent. Both lawsuits were filed in the United States District Court in Columbia, South Carolina (the "Columbia Federal Court"), and both seek unspecified damages. In 2004, at the request of Federated and Ameritrade, the PTO determined to reexamine U.S. Patent No. 6,105,007. As a result of the reexamination of U.S. Patent No. 6,105,007, we jointly, with Federated and Ameritrade, requested the Columbia Federal Court to stay the lawsuits against Federated and Ameritrade pending resolution of the reexamination of U. S. Patent No. 6,105,007. In March 2006, we were notified that the PTO had concluded the reexamination of U.S. Patent No. 6,105,007 and that such reexamination resulted in the full allowance of all the claims of this patent. As a result of the completion of the PTO's reexamination of U.S. Patent No. 6,105,007, the stay of these lawsuits against Federated and Ameritrade was automatically lifted, and these lawsuits are now proceeding.

     In November 2003, Household International, Inc. ("Household") filed a declaratory judgment action against us in the United States District Court in Wilmington, Delaware (the "Delaware Federal Court"). In its complaint Household requested the Delaware Federal Court to rule that Household was not infringing any of the claims of our patents (U.S. Patent No. 5,870,721 C1, No. 5,940,811, and No. 6,105,007) and that the patents were not valid. We filed counterclaims against Household claiming that Household infringes U. S. Patent No. 5,870,721 C1, No. 5,940,811, and No. 6,105,007. We also filed a motion with the Delaware Federal Court to transfer the case to the Columbia Federal Court. In April 2004, the Delaware Federal Court granted our motion to transfer the case to Columbia Federal Court. As a result of the reexamination of U.S. Patent No. 6,105,007, we jointly, with Household, requested and received a stay of the Household action from the Columbia Federal Court pending the resolution of the PTO's reexamination of U.S. Patent No. 6,105,007. As discussed above, the PTO has concluded the reexamination of U.S. Patent No. 6,105,007. Accordingly, the stay of this lawsuit was automatically lifted, and this lawsuit is now proceeding.

     In accordance with the patent infringement lawsuits with Federated, TD Ameritrade (formerly Ameritrade) and HSBC (formerly Household), as described above, a "Markman Hearing" was held in December 2006. Markman hearings are proceedings under U.S. patent law in which plaintiffs and defendants present their arguments to the court as to how they believe the patent claims - which define the scope of the patent holder's rights under the patent - should be interpreted for purposes of determining at trial whether the patents have been infringed. For purposes of the Markman hearing, the Federated, TD Ameritrade and HSBC cases were consolidated into one hearing and held by the Columbia Federal Court. As a result of the Markman proceedings the Columbia Federal Court interpreted and construed the meaning of numerous claim terms which bear on the scope of our patents. Although most claim terms were construed in a manner we believe are favorable, the trial judge interpreted and construed certain claim terms, most notably those related to the term "remote interface" as claimed in our second loan processing patent (U.S. Patent No. 5,940,811 C1) and our financial account patent (U.S. Patent No. 6,105,007 C1), in a manner unacceptable and unfavorable to us. In these patents, the Court interpreted and construed "remote interface" to mean computer equipment, including personal computer equipment, that is not owned by a consumer. The Court applied no such limitation in construing the term "remote interface" under our first loan processing patent (U.S. Patent No. 5,870,721 C1). Unless we can obtain a more favorable interpretation of certain claim terms, it is possible the scope of our patents could be significantly limited. In order to seek a reversal of these unfavorable Markman rulings, we will likely be required to appeal the rulings to the Federal Circuit Court of Appeals. Moreover, we believe that an appeal of the Markman rulings will likely delay our current patent infringement lawsuits and hinder our ability to license our patents. Further, an appeal of the Markman rulings will likely require substantial resources and an extended period of time to complete, which will in turn likely increase the already significant costs and expected time required to prosecute our existing infringement actions. No assurance can be given that we will have the resources necessary to complete our appeal of the Markman rulings or our underlying lawsuits or that we will be successful in obtaining a favorable outcome.

     In addition, we and our founder, Jeff Norris, are defendants in a lawsuit filed by Temple Ligon on November 30, 1996 in the Court of Common Pleas for the County of Richland in Columbia, South Carolina. Mr. Ligon claims, among other things, that Affinity and Mr. Norris breached an agreement to give him a 1% equity interest in Affinity in consideration of services Mr. Ligon claims to have performed in 1993 and 1994 in conjunction with the formation of Affinity, and seeks monetary damages of $5,463,000. This lawsuit initially resulted in a jury verdict against us of $68,000. However, Mr. Ligon subsequently requested and was granted a new trial. In January 2004, this lawsuit resulted in another jury verdict against us of $382,148. In connection with the litigation and the resulting jury verdict, we filed post-trial motions with the trial court in which, among other things, we claimed that the jury verdict should be set aside. On July 23, 2004, the trial judge granted our motions, set aside the jury verdict, and ordered entry of a judgment in favor of us. The plaintiff appealed the trial judge's ruling to the South Carolina Court of Appeals (the "Appeals Court"). On October 30, 2006, the Appeals Court reversed the trial judge's decision and reinstated the jury verdict of $382,148. Our petition to the Appeals Court for a rehearing of the case has been denied, and we intend to petition the South Carolina Supreme Court for relief from this ruling.. If we become obligated to pay more than an insignificant amount of damages in connection with this litigation, we could be forced to consider alternatives for winding down our business, which may include offering our patents for sale or filing for bankruptcy protection.

     To date, we have generated substantial operating losses and have been required to use a substantial amount of cash resources to fund our operations. At December 31, 2006, we had cash and cash equivalents of $1,026,978. We generally have been unable to enter into licensing agreements with potential licensees upon terms that are acceptable to us and, as discussed above, we are attempting to seek recourse through litigation with alleged infringers of our patents. To vigorously pursue our lawsuits, we anticipate that we will need to increase our operating expenses due to, among other things, increased litigation costs and related expenses. Accordingly, to remain viable through 2007, it is critical that we raise additional capital through the sale of debt and/or equity securities or from licensing our patents. No assurances can be given that we will be able to raise additional capital or generate capital from our patent licensing business. Unless we raise additional capital, we may have to consider alternatives for winding down our business, which may include offering our patents for sale or filing for bankruptcy protection.

                             Additional Information

     The Company was incorporated as a Delaware corporation in 1994. Our principal executive offices are located at 1310 Lady Street, Suite 601, Columbia, South Carolina 29201, and our telephone number is (803) 758-2511. The Company maintains a web site at http://www.affi.net, although the contents of such web site are not incorporated into this prospectus. The Company has made its annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to these reports available through its web site free of charge through a link to the SEC's web site. These documents are available for access as soon as reasonably practicable after we electronically file these documents with the SEC.

                                  The Offering

Common stock offered             4,535,714 Shares, which represents  9.11% of
 by selling stockholders         our outstanding common stock assuming issuance
                                 of the Shares and 7.08% of our outstanding common stock on a fully diluted basis.(1)

Common stock outstanding         49,803,112 shares  (64,106,269 shares on a
 before the offering             fully diluted basis). (1)

Common stock outstanding         49,803,112 shares  (64,106,269 shares on a
 after the offering              fully diluted basis). (1)

Proceeds to us                   We will not receive any proceeds from the sale
                                 of Shares by the selling stockholders.

-------------------------

(1) Based on 45,267,398 actual shares outstanding, the assumed issuance of 4,535,714 shares offered by this prospectus and 64,106,269 shares on a fully diluted basis as of January 30, 2007. The calculation of fully diluted shares excludes 356,307 shares representing accrued interest on our 8% Convertible Notes as of January 30, 2007 that, at our election, is payable at maturity in either cash or shares of our common stock.

(2) As of January 30, 2007.

     The Shares covered by this prospectus are shares of common stock issuable by us upon conversion of $1,905,000 aggregate principal amount of the Company's 8% Secured Convertible Notes (the "Notes"), discussed below. These Shares will be offered and sold by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts, concessions or commissions, which will be paid by the selling stockholders. You should read the section in this prospectus entitled "Risk Factors" beginning on page 8 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

     Pursuant to an Amended and Restated Convertible Note Purchase Agreement, dated as of August 9, 2006 (the "Note Purchase Agreement"), among the Company and the investors named therein from time to time, on September 20, 2006 the Company completed the sale of certain convertible notes in the aggregate principal amount of $1,905,000. Interest and principal on the notes becomes payable in full on the second anniversary from the date of issuance. The notes bear interest at 8%, are convertible into the Company's common stock at a conversion rate of $.42 per share and are secured by the Company's equity interest in its decisioning.com, Inc. subsidiary, which owns the Company's patent portfolio.

     The convertible notes were issued in a private placement transaction to accredited investors pursuant to Section 4(2) of, and Regulation D promulgated under, the Securities Act of 1933, as amended (the "Securities Act").

                 Summary Historical Consolidated Financial Data

     We have derived the following summary consolidated historical financial data for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 from our audited financial statements. You should read the summary consolidated historical financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the related notes to those financial statements included in this prospectus, and the documents that we have previously filed with the Securities and Exchange Commission.

                                                Year Ended December 31,
                              2006          2005          2004          2003          2002
                          --------------------------------------------------------------------
Statement of Operations
 Data:
Revenues                  $    33,333   $    20,261   $   287,298   $   517,647   $   185,960
                          --------------------------------------------------------------------
Cost and expenses:
 Cost of revenues               3,333         2,026        64,265         1,765        16,846
 Selling, general and
  administrative expenses   2,606,386       486,607       732,285       996,711     1,406,841
                          --------------------------------------------------------------------
Total costs and expenses    2,609,719       488,633       796,550       998,476     1,423,687
                          --------------------------------------------------------------------
Operating loss             (2,576,386)     (468,372)     (509,252)     (480,829)   (1,237,727)
Interest income                17,907           182         1,967           694         1,643
Interest expense             (141,043)      (98,197)      (95,990)      (80,373)      (70,334)
Litigation accrual
 reversal                           -             -       386,148             -             -
                          --------------------------------------------------------------------
Net loss                  $(2,699,522)  $  (566,387)  $  (217,127)  $  (560,508)  $(1,306,418)
                          ====================================================================
Loss per share - basic
 and diluted              $     (0.06)  $     (0.01)  $     (0.01)  $     (0.01)  $     (0.03)
                          ====================================================================
Shares used in computing
 net loss per share        44,194,562    42,207,884    41,926,272    41,512,897    40,707,108
                          ====================================================================


                                                      December 31,
                             2006         2005           2004           2003          2002
                          --------------------------------------------------------------------
Balance Sheet Data:
Cash and cash equivalents $1,026,978      $13,776        $62,756       $578,398      $156,780
Working capital              (34,451)  (1,992,056)    (1,524,772)      (909,356)      (82,512)
Total assets               1,112,246      152,311        121,240        618,002       234,848
Convertible notes and
 accrued interest          3,225,089    1,595,906 (3)  1,383,149 (2)  1,291,841 (1)   868,427
Stockholder's equity
 (deficiency)             (3,279,752)  (2,048,371)    (1,513,523)    (1,329,579)     (908,230)

-------------------------
(1) Of the amount outstanding under the convertible notes as of December 31, 2003, $756,336 was classified as a current liability and, accordingly, is included in the working capital of the Company at December 31, 2003, set forth above.

(2) All amounts outstanding under the convertible notes as of December 31, 2004, were classified as a current liability and, accordingly, are included in the working capital of the Company at December 31, 2004, set forth above.

(3) All amounts outstanding under the convertible notes as of December 31, 2005, were classified as a current liability and, accordingly, are included in the working capital of the Company at December 31, 2005, set forth above.

                           FORWARD-LOOKING STATEMENTS

     Statements in this prospectus, including but not limited to, statements in the sections entitled "Our Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," that are not descriptions of historical facts, such as statements about the Company's future prospects and cash requirements, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," predict," "potential," "intend," "continue" and similar expressions, although some forward-looking statements may be expressed differently. Forward-looking statements are subject to known and unknown risks, assumptions that may prove inaccurate, uncertainties and other factors, including those set forth above in "Risk Factors," that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no ongoing obligation to update these forward-looking statements if we learn that any of the forward-looking statements or the underlying assumptions are incorrect.


                                  RISK FACTORS

     An investment in our common stock involves numerous types of risks and a high degree of risk generally. You should carefully consider the following risk factors, in addition to the other information contained in this prospectus and the reports on Form 10-K, 10-Q and 8-K from time to time with the SEC, in evaluating our Company and any potential investment in our common stock. If any of the following risks or uncertainties occurs, our business, financial condition and operating results could be materially and adversely affected, the trading price of our common stock could decline and you could lose all or a part of your investment in our common stock. The risks and uncertainties described in this section are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, operating results and financial condition.

     We have limited capital resources and have continued to incur significant operating losses, all of which threaten and raise substantial doubt about our ability to continue as a going concern.

     We have generated net losses of $71,943,941 since our inception and have financed our operations primarily through net proceeds from our initial public offering in May 1996 and cash generated from operations and other financing transactions. Net proceeds from our initial public offering were $60,088,516.


     Our substantial operating losses have required us to use a substantial amount of cash resources to fund our operations. Net cash used by operations during the year ended December 31, 2006, was $1,058,217, and at December 31, 2006, we had a working capital deficit of $34,451. See "Our Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity." We generally have been unable to enter into licensing agreements with potential licensees upon terms that are acceptable to us, and are pursuing litigation against alleged infringers, as described further in "Our Business." To pursue an appeal of unfavorable rulings issued in December 2006 in a Markman hearing, and to continue vigorously pursue these lawsuits generally, we anticipate that we will need to increase our operating expenses due to, among other things, increased litigation costs and related expenses. Accordingly, to remain viable through 2007, it is critical that we raise additional capital through the sale of debt and/or equity securities or from licensing our patents. No assurances can be given that we will be able to raise additional capital or generate capital from our patent licensing business. Unless we raise additional capital, we may have to consider alternatives for winding down our business, which may include offering our patents for sale or filing for bankruptcy protection.

     The report of our independent registered public accounting firm on our audited financial statements included with this report contains a statement noting that our recent history of losses, combined with other factors, raise substantial doubt about our ability to continue as a going concern. Although our plans to address these issues are discussed in Note 1 to the audited financial statements included in this report and elsewhere in this report, these plans are subject to numerous risks and contingencies, many of which are beyond our control, and we can give no assurance as to whether or how long we may be able to succeed in addressing these issues and maintaining our viability as a going concern.

     We have incurred and continue to incur significant debt relative to our revenues and if we are unable to repay this debt when due, as we have experienced in the past, our operations and flexibility may be restricted and the viability of our Company may be threatened.

     In 2002, we initiated a convertible note program under which we were authorized to issue up to $1,500,000 principal amount of our 8% convertible secured notes (the "notes"). In February 2006, the convertible note program was amended to allow us to issue up to $3,000,000 of our notes. Prior to August 2006, we had issued an aggregate of $1,575,336 principal amount of notes under this program, including notes with an aggregate principal amount of $536,336 that have been converted into shares of our common stock.

     These notes bear interest at 8%, are convertible into our common stock at a conversion rate of $.20 per share (for notes issued prior to the April 2006 amendment to the program) or $.50 per share (for notes issued in May 2006), and are secured by our equity interest in our decisioning.com, Inc. subsidiary, which owns our patent portfolio. Principal and interest under these notes generally becomes payable in full on the second anniversary of the date on which these notes were issued. However, under the terms of the notes, the full amount of principal and interest under all notes may be declared immediately due and payable in certain events, including bankruptcy or similar proceedings involving us, a default in the payment of principal and interest under any note, or a change in control of the Company.

     From June 2004 through August 2006, we were in default regarding payment of principal and interest due under certain of the notes. Accordingly, the full amount of principal and interest outstanding under all notes was payable at the option of all noteholders. At December 31, 2005, the amount of principal and accrued interest outstanding under all of the notes was $1,595,906.

     In August 2006, we and the holders of all outstanding notes entered into an amended and restated note purchase agreement under which such holders agreed to extend the maturity date of such notes by exchanging them (including all interest accrued thereon) for new two-year notes due in August 2008 in the aggregate principal amount of $1,268,027. Under the amended note purchase agreement, we may issue notes in the aggregate principal amount of up to $5,000,000 (including the notes issued to current noteholders, as described in the preceding sentence) having an exercise price determined by us and each investor at the time of issuance.

     The new notes issued in August 2006 have the same terms as the old notes exchanged therefor, except that the new notes will mature in August 2008. Of the new notes issued, notes with a principal amount of $1,115,068 are convertible into shares of our common stock at $.20 per share, and notes with a principal amount of $152,959 are convertible into shares of our common stock at $.50 per share. The new notes include a note in the principal amount of $166,863 issued to our Chief Executive Officer and a note in the principal amount of $122,115 issued to a subsidiary of The South Financial Group. The South Financial Group Foundation, a non-profit foundation established by the South Financial Group, owns approximately 10% of our outstanding capital stock.

     In September 2006, we sold additional convertible notes in the aggregate principal amount of $1,905,000. The terms of these notes are the same as the notes we previously issued, except that they may be converted into our common stock at a rate of $.42 per share, and we have agreed to prepare and file with the Securities and Exchange Commission, on or before January 31, 2007, a registration statement with respect to our common stock issuable upon conversion of these notes.

     Although our refinancing in August 2006 of the notes under which we were previously in default and our additional issuance of notes in September 2006 have afforded us additional time and resources to execute our business strategy, we can give no assurance that we will be successful in doing so or in generating revenues sufficient to repay this indebtedness when due. In such an event, the lenders under these notes would have the option to declare all amounts under the notes due and payable, and our resulting inability to pay could force us to liquidate or otherwise wind down our business operations, including our possible filing for bankruptcy protection and the potential loss of our patents through sale or foreclosure by the holders of the notes pursuant to their security interest in our patents.

     Our business depends exclusively on the success of our patent licensing program, which if unsuccessful, will threaten our survival.

     Due to capital constraints, we have suspended efforts to deploy our loan processing products and services. Our business activities currently consist exclusively of attempting to license certain of our patents. Our prospects are wholly dependent on our ability to finance and execute a sustainable patent licensing program. Even though we believe there are companies that may be using systems, processes and methods covered by our patents, it is not known whether we will be able to enter into any new licensing agreements. Moreover, we may not have the resources to sustain our patent licensing program, enforce our patent rights, finance any related litigation, or successfully negotiate patent licenses on terms that will generate meaningful future revenues.


     We are further subject to the risk that negotiations to license our patents may be lengthy and that it may be necessary for us to become involved in additional litigation to assert and protect our intellectual property rights. To date, we generally have been unable to enter into licensing agreements with potential licensees upon terms that are acceptable to us. As a result, we have been forced to become involved in litigation with alleged infringers. Currently, we are involved in three patent litigation actions. We believe that these lawsuits may take an extended period of time to complete. We can give no assurance that we will have the resources necessary to complete these lawsuits or that we will be successful in obtaining a favorable outcome. Prolonged patent litigation could have a material adverse effect on our business, operating results and financial position.


     Challenges to our patents could significantly diminish or eliminate any potential value these patents may have to us.

     All of our patents have been subject to reexamination by the PTO as a result of challenges to such patents by third parties. Additionally, we have lawsuits pending against alleged infringers of our patents. For more information regarding these reexaminations and lawsuits, see "Our Business." In conjunction with these lawsuits, a Markman hearing was held in December 2006, in which the court interpreted certain of our patent's claim terms in a manner unacceptable and unfavorable to us. Unless we can obtain a more favorable interpretation of the claim terms, likely through an appeal of the ruling, which may require substantial resources and extended time to complete, it is possible that the scope of our patents could be significantly limited.

     Defendants in these lawsuits have challenged the validity of our patents by requesting reexaminations and otherwise, and we expect that current or future defendants will continue to challenge the validity of our patents and assert non-infringement as a defense. It is also possible that other third parties may bring additional actions to contest all or some of our patents. We may lose all or some of the claims covered by our existing patents as a result of existing or future challenges. The loss of all or some of our claims or a significant limitation of such claims could have a material adverse effect on our ability to execute a successful patent licensing program. Moreover, if other parties request reexaminations of or otherwise challenge our patents in the future, we are subject to the risk that such proceeding may not be resolved to our satisfaction on a timely basis, if at all. Any such proceeding may have a material adverse effect on our business, operating results and financial position. Further, in the event a challenge to our patents results in a significant loss of all or some of its claims, our only remedy may be to contest the decision, which would likely be a lengthy process. Due to our limited capital resources, it is unlikely that we could successfully contest such a decision without additional cash resources.

     If the e-commerce channels and processes on which our patents depend are rendered obsolete, incompatible, or undesirable due to changes in technology, shifting consumer preferences or competition from products and services delivered by more traditional or other means, our business and the potential value of our patents would be materially and adversely affected.

     Our patents are specific to the e-commerce businesses of the financial services industry and generally cover the automated establishment of loans, financial accounts and credit accounts using specific e-commerce related systems, processes and methods. The market for products and services that enable e-commerce is subject to change and technological development, shifting consumer preferences, new product introductions and competition from traditional products and services having all or some of the same features as products and services which enable e-commerce. It is possible that new products or technologies may be developed that may render obsolete the systems, processes and methods over which we believe we have intellectual property rights. Moreover, the delivery of products and services through e-commerce channels is not fully developed, and competition from traditional channels to deliver these same products and services is intense. Any wide-scale rejection of e-commerce channels by consumers will have a material adverse effect on our business, operating results and financial position.

     Because of the highly technical and specialized business of patent licensing, our success depends on the expertise and efforts of third parties we engage at significant expense.

     Patent licensing is a highly technical and specialized business which requires that we rely on the services of third parties. We have appointed Withrow & Terranova, PLLC ("W&T") as our exclusive patent licensing agent. Under the terms of the agreement, W&T has agreed, among other things, to perform market research, initiate the sales of patent license agreements, negotiate patent licensing arrangements with third parties, and represent us as legal counsel in connection with the enforcement of our patents. Accordingly, we are dependent on the efforts of W&T to successfully execute our patent licensing program. Additionally, the agreement requires W&T to coordinate the engagement of experts, on terms satisfactory to us, if litigation becomes necessary to enforce our patent rights. Moreover, experts frequently request and charge significant fees. In addition, because of the specialized knowledge required to perform these duties, we may not be able to critically evaluate the advice, efforts, judgments and recommendations of these experts and to know whether our interests would be better served by additional or different advice or expertise. To the extent the advice, efforts, judgments or recommendations of our third party experts prove inferior to other alternatives, our patent licensing program, business prospects and financial condition may be materially and adversely affected.

     Our quarterly results tend to fluctuate significantly, which could have a material adverse effect on the price of our common stock.

     Since its inception, our quarterly results have fluctuated and have not been susceptible to meaningful period-to-period comparisons. We believe that we may continue to experience significant fluctuations in our quarterly operating results in the foreseeable future. We anticipate that our period-to-period revenue and operating results will depend on numerous factors, including our ability to successfully negotiate and enter into patent licensing agreements and the timing, terms and the pricing attributes of any such agreements.

     We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as an indication of future performance. The uncertainty regarding the extent and timing of our revenues, coupled with the risk of substantial fluctuations in our quarterly operating results may have a material adverse effect on the price of our common stock.

     The loss of the services of our Chairman, President and Chief Executive Officer could have a material adverse effect on our business and our existing financial condition and adversely affect our ability to recruit and retain key employees and executives to further our business interests.

     We are highly dependent on the services of our Chairman, President and Chief Executive Officer, Joseph A. Boyle, but do not have an employment agreement with Mr. Boyle or "key man" insurance on his life. The complete loss of the services of Mr. Boyle could have a material adverse effect on our business, operating results and financial condition. Based on our existing financial condition, we maintain a minimal staff and have not sought to recruit new key employees and executives who possess the experience, knowledge and skills to assist us in furthering our business interests or expanding our operations. In any event, we believe that it would be difficult to attract and retain such employees in light of our existing financial condition.

     We have a significant number of securities outstanding that are convertible into our common stock, and the conversion of these securities could result in substantial dilution to existing stockholders.

     We have issued notes that are convertible into common stock at $0.20, $0.50 and $0.42 per share, which conversion prices could be substantially less than the market price of the common stock at the time of conversion. The issuance of stock at a price that is less than the market price could have an immediate adverse effect on the market price of our common stock. In addition, we have issued options and warrants to acquire shares of our common stock. See Notes 4 & 5 to our audited financial statements included in this report for more information regarding these convertible notes, options and warrants. We may issue additional convertible notes or warrants in connection with financing arrangements and may grant additional stock options that may further dilute our common stock. The exercise of such securities would have a dilutive effect on our common stock. Also, to the extent that persons who acquire shares under all the foregoing agreements sell those shares in the open market, the price of our shares may decrease due to additional shares in the market.

     Our common stock is subject to significant fluctuations in price and volume, which could cause rapid and significant losses in the value of our common stock and subject us to litigation from stockholders.

     Our common stock price has been volatile and has experienced substantial and sudden fluctuations in response to a number of events and factors. In addition, the stock market has experienced significant price and volume fluctuations that have especially affected the market prices of equity securities of many companies directly and indirectly involved in the technology sector, and that often have been unrelated to the operating performance of such companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. The institution of such litigation against us could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, operating results and financial condition.

     Our common stock is considered a penny stock and is not traded on a regulated market such as NASDAQ or a major stock exchange. Accordingly, our common stock may be more difficult to trade, and investors may lose the benefit of certain rules and regulations that govern securities traded in regulated markets.

     Our common stock is traded on the OTC Bulletin Board. Securities in the OTC market are generally more difficult to trade than those on the NASDAQ National Market, the NASDAQ SmallCap Market or the major stock exchanges. In addition, accurate price quotations are also more difficult to obtain.

     The trading market for our common stock is also subject to special regulations governing the sale of penny stock. A "penny stock" is defined by regulations of the Securities and Exchange Commission as an equity security with a market price of less than $5.00 per share. If you buy or sell a penny stock from a broker or dealer, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock is generally subject to Rule 15g-9 of the Exchange Act. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

     Penny stock regulations tend to reduce market liquidity of our common stock, because they limit the broker-dealers' ability to trade, and a purchaser's ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares.

     In addition, companies whose securities are listed on NASDAQ or other major stock exchanges are required to comply with certain corporate governance and disclosure requirements that are designed to protect investors in those stocks. Because our common stock is not so regulated, our observance of many of these requirements and practices is not mandated, and to the extent we determine not to observe such practices or are unable to do so because of cost constraints, investors in our common stock will not have the benefit of these protections, and the price of our common stock may be materially and adversely affected.

     Certain provisions of Delaware law and our governing documents could prevent or delay a change in control of our Company, and could adversely affect the value of our common stock.

     Certain provisions of Delaware law and the Company's Certificate of Incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions of Delaware law and our Certificate of Incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Certain of these provisions allow us to issue preferred stock with rights senior to those of the common stock and other rights that could adversely affect the interests of holders of common stock without any further vote or action by our stockholders. The issuance of preferred stock, for example, could decrease the amount of earnings or assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock, as well as having the anti-takeover effects discussed above.

                                 USE OF PROCEEDS

     All of the Shares issued in connection with conversions of the Notes, if and when sold, are being offered and sold by the selling stockholders or their donees, transferees or other successors in interest. We will not receive any proceeds from those sales. We have used and plan to use the proceeds from the sale of the Notes for general corporate and working capital purposes, including paying expenses incurred in our ongoing patent litigation.

                MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

     Since February 12, 2001, our common stock has traded on the OTC Bulletin Board under the symbol "AFFI." Our common stock traded on the Nasdaq SmallCap Market from March 27, 2000 to February 12, 2001. Prior to March 27, 2000, the Company's common stock was traded on the Nasdaq National Market. The following table presents the high and low sales prices of our Common Stock for the periods indicated during 2006 and 2005 as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. As of January 15, 2007, there were 434 stockholders of record of our Common Stock.

                                              Sales Price Per Share
                                              ---------------------
                                               High           Low
                                               -----          ---
              2006
              First Quarter                    0.85           0.08
              Second Quarter                   0.82           0.16
              Third Quarter                    0.60           0.15
              Fourth Quarter                   0.50           0.15
              2005
              First Quarter                    0.19           0.05
              Second Quarter                   0.15           0.06
              Third Quarter                    0.10           0.06
              Fourth Quarter                   0.10           0.05

     On January 29, 2007, the high and low sales prices of our common stock on the OTC Bulletin Board were $0.19 and $ 0.17, respectively.

     We have never paid dividends on our capital stock. We intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table presents selected consolidated financial data of the Company for the periods indicated, which have been derived from our audited financial statements and should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Consolidated Financial Statements and Notes thereto and other information included elsewhere in this prospectus.

                                                Year Ended December 31,
                              2006          2005          2004          2003          2002
                          --------------------------------------------------------------------
Statement of Operations
 Data:
Revenues                  $    33,333   $    20,261   $   287,298   $   517,647   $   185,960
                          --------------------------------------------------------------------
Cost and expenses:
 Cost of revenues               3,333         2,026        64,265         1,765        16,846
 Selling, general and
  administrative expenses   2,606,386       486,607       732,285       996,711     1,406,841
                          --------------------------------------------------------------------
Total costs and expenses    2,609,719       488,633       796,550       998,476     1,423,687
                          --------------------------------------------------------------------
Operating loss             (2,576,386)     (468,372)     (509,252)     (480,829)   (1,237,727)
Interest income                17,907           182         1,967           694         1,643
Interest expense             (141,043)      (98,197)      (95,990)      (80,373)      (70,334)
Litigation accrual
 reversal                           -             -       386,148             -             -
                          --------------------------------------------------------------------
Net loss                  $(2,699,522)  $  (566,387)  $  (217,127)  $  (560,508)  $(1,306,418)
                          ====================================================================
Loss per share - basic
 and diluted              $     (0.06)  $     (0.01)  $     (0.01)  $     (0.01)  $     (0.03)
                          ====================================================================
Shares used in computing
 net loss per share        44,194,562    42,207,884    41,926,272    41,512,897    40,707,108
                          ====================================================================


                                                      December 31,
                             2006        2005            2004            2003           2002
                          ---------------------------------------------------------------------
Balance Sheet Data:
Cash and cash equivalents $1,026,978     $13,776         $62,756        $578,398      $156,780
Working capital              (34,451) (1,992,056)     (1,524,772)       (909,356)      (82,512)
Total assets               1,112,246     152,311         121,240         618,002       234,848
Convertible notes and
 accrued interest          3,225,089   1,595,906 (3)   1,383,149 (2)   1,291,841 (1)   868,427
Stockholder's equity
 (deficiency)             (3,279,752) (2,048,371)     (1,513,523)     (1,329,579)     (908,230)

----------------------------
(1) Of the amount outstanding under the convertible notes as of December 31, 2003, $756,336 was classified as a current liability and, accordingly, is included in the working capital of the Company at December 31, 2003, set forth above.

(2) All amounts outstanding under the convertible notes as of December 31, 2004, were classified as a current liability and, accordingly, are included in the working capital of the Company at December 31, 2004, set forth above.

(3) All amounts outstanding under the convertible notes as of December 31, 2005, were classified as a current liability and, accordingly, are included in the working capital of the Company at December 31, 2005, set forth above.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     Affinity was formed in 1994 to develop and market technologies that enable financial institutions and other businesses to provide consumer financial services electronically with reduced or no human intervention. Due to capital constraints, we have suspended efforts to deploy products and services that use our loan processing system, DeciSys/RT, in order to focus our efforts exclusively on attempting to license certain of our patents. Currently, our business activities consist exclusively of attempting to enter into license agreements with third parties to license our rights under certain of our patents and in pursuing patent litigation in an effort to protect our intellectual property and obtain recourse against alleged infringement of our patents. Accordingly, our prospects are wholly dependent on these efforts to finance and execute a sustainable patent licensing program.

     As more fully described above in "Our Business--Patents and Legal Matters" in conjunction with its product development activities, we applied for and obtained three patents, two of which cover fully-automated loan processing systems and one of which covers the fully-automated establishment of a financial account, including credit accounts.. All of these patents have been subject to reexamination by the U.S. Patent and Trademark Office ("PTO") as a result of third party challenges. It is possible that third parties may bring additional actions to contest all or some of our patents, and we can give no assurance that we will not lose all or some of the claims covered by our existing patents.

     In addition, as described more fully above in "Our Business--Patents and Legal Matters," we, and in some cases, alleged infringers of these patents, have initiated lawsuits to determine whether our patents are being infringed. In light of the most recent reexamination certificate issued in July 2006 regarding our third patent, these lawsuits are now proceeding. In December 2006, a "Markman Hearing" was held in connection with these infringement actions. Markman hearings are proceedings under U.S. patent law in which plaintiffs and defendants present their arguments to the court as to how they believe the patent claims - which define the scope of the patent holder's rights under the patent - should be interpreted for purposes of determining at trial whether the patents have been infringed. For purposes of the Markman hearing, the Federated, TD Ameritrade and HSBC cases were consolidated into one hearing and held by the United States District Court for the State of South Carolina (the "Columbia Federal Court"). As a result of the Markman proceedings, the Columbia Federal Court interpreted and construed the meaning of numerous claim terms which bear on the scope of the patents. Although most claim terms were construed in a manner we believe are favorable, the trial judge interpreted and construed certain claim terms, most notably those related to the term "remote interface" as claimed in our second loan processing patent (U.S. Patent No. 5,940,811 C1) and our financial account patent (U.S. Patent No. 6,105,007 C1), in a manner unacceptable and unfavorable to us. In these patents, the Court interpreted and construed "remote interface" to mean computer equipment, including personal computer equipment, that is not owned by a consumer. The Court applied no such limitation in construing the term "remote interface" under our first loan processing patent (U.S. Patent No. 5,870,721 C1). Unless we can obtain a more favorable interpretation of certain claim terms, it is possible the scope of our patents could be significantly limited.


     In order to seek a reversal of these unfavorable Markman rulings, we will likely be required to appeal the rulings to the Federal Circuit Court of Appeals. Moreover, we believe that an appeal of the Markman rulings will likely delay our current patent infringement lawsuits and hinder our ability to license our patents. Further, the appeal of the Markman rulings will likely require substantial resources and an extended period of time to complete, which will in turn likely increase the already significant costs and expected time required to prosecute our existing infringement actions. No assurance can be given that we will have the resources necessary to complete an appeal of the Markman rulings or our underlying lawsuits or that we will be successful in obtaining a favorable outcome.


     We also recently received an adverse ruling in our longstanding legal dispute with Temple Ligon, which is more fully described in "Our Business--Patents and Legal Matters." On October 30, 2006, the South Carolina Court of Appeals Court reversed the trial judge's 2004 decision and reinstated the jury verdict of $382,148. Our petition to the Appeals Court for a rehearing of the case has been denied, and we intend to petition the South Carolina

Supreme Court for relief from this ruling. If we become obligated to pay more than an insignificant am ount of damages in connection with this litigation, we could be forced to consider alternatives for winding down our business, which may include offering our patents for sale or filing for bankruptcy protection.


     To date, we have generated substantial operating losses and have been required to use a substantial amount of cash resources to fund our operations. Net cash used by operations during the year ended December 31, 2006, was $1,058,217, and at December 31, 2006, we had a working capital deficit of $34,451. At December 31, 2006, we had cash and cash equivalents of $1,026,978. We generally have been unable to enter into licensing agreements with potential licensees upon terms that are acceptable to us, and are pursuing litigation against alleged infringers, as described above and further in "Our Business--Patents and Legal Matters." To pursue an appeal of unfavorable rulings issued in December 2006 in a Markman hearing, and to continue vigorously to pursue these lawsuits generally, we anticipate that it will need to increase our operating expenses due to, among other things, increased litigation costs and related expenses. Accordingly, to remain viable through 2007, it is critical that we raise additional capital through the sale of debt and/or equity securities or from licensing our patents. No assurances can be given that we will be able to raise additional capital or generate capital from our patent licensing business. Unless we raise additional capital, we may have to consider alternatives for winding down our business, which may include offering our patents for sale or filing for bankruptcy protection.

     The report of our independent registered public accounting firm on our audited financial statements included with this report contains a statement noting that our recent history of losses, combined with other factors, raise substantial doubt about our ability to continue as a going concern. Although our plans to address these issues are discussed in Note 1 to the audited financial statements included in this report and elsewhere in this report, these plans are subject to numerous risks and contingencies, many of which are beyond our control, and we can give no assurance as to whether or how long we may be able to succeed in addressing these issues and maintaining our viability as a going concern.

Critical Accounting Policies

     We apply certain accounting policies which are important in understanding our results of operations and the information presented in the consolidated financial statements. We consider critical accounting policies to be those that require more significant judgments and estimates in the preparation of our financial statements and include the valuation reserve on net deferred tax assets. We record a valuation allowance to reduce our deferred tax assets to the amount that we estimate is more likely than not to be realized. As of December 31, 2006, we recorded a valuation allowance that reduced our deferred tax assets to zero.


Results of Operations


Revenues. Our revenues from continuing operations were $33,333, $20,261 and $287,298 for the years ended December 31, 2006, 2005 and 2004, respectively. The types of revenue we recognized are as follows:

                                      Years ended December 31,
                            2006                2005                2004
                      ------------------  ------------------  ------------------
                       Amount     % of     Amount     % of     Amount     % of
                                  Total               Total               Total
                      ---------  -------  ---------  -------  ---------  -------
Patent license revenue $33,333    100.0    $20,261    100.0   $267,647     93.2
Other income                 -        -          -        -     19,651      6.8
                      ---------  -------  ---------  -------  ---------  -------
                       $33,333    100.0    $20,261    100.0   $287,298    100.0
                      =========  =======  =========  =======  =========  =======

     Patent license revenue. We recognized patent licensing revenue of $33,333, $20,261 and $267,467 in 2006, 2005 and 2004, respectively. In 2006, 2005 and
2004, we recognized patent licensing revenue associated with the annual fee from one patent license agreement executed in 1999. Of the total amount recognized in 2004, $250,000 was non-recurring revenue related to a settlement agreement with an institution that formerly maintained a system that permitted consumers to apply for credit cards over the Internet.


     Other income. In 2006 and 2005, we recognized no amounts classified as other income. In 2004, other income consisted exclusively of non-recurring miscellaneous income items primarily associated with the sale of equipment no longer needed in the operation of our business.


Costs and Expenses

     Costs of Revenues. Costs of revenues for the years ended December 31, 2006, 2005 and 2004 were $3,333 $2,026 and $64,265, respectively. Cost of revenues consists of commissions paid to our patent licensing agents.

     General and Administrative Expenses. General and administrative ("G&A") expenses for the year ended December 31, 2006 were $2,606,386, compared to $486,607 and $732,285 for the years ended December 31, 2005 and 2004, respectively. G&A expenses have fluctuated significantly over the past three years and depend to a great extent on the level of our business activities and particularly, the level of litigation in which we are involved in a period. The components of G&A expenses incurred in 2006, 2005 and 2004 are as follows:

                                             Years ended December 31,
                                 2006                  2005                  2004
                         ---------------------  --------------------  -------------------
                           Amount       % of      Amount      % of     Amount      % of
                                       Total                 Total                Total
                         -----------  --------  ----------  --------  ---------  --------
Salaries and benefits    $  268,381      10.3    $248,415      51.1   $271,777      37.1
Stock-based compensation    874,081      33.5           -         -          -         -
Professional fees           971,773      37.3     138,768      28.5    321,135      43.9
Litigation accrual          382,148      14.7           -         -          -         -
Insurance                    47,078       1.8      54,251      11.1     55,273       7.6
Rent                         20,518       0.8      25,820       5.3     40,534       5.5
Other                        42,407       1.6      19,353       4.0     43,566       5.9
                         -----------  --------  ----------  --------  ---------  --------
                         $2,606,386     100.0    $486,607     100.0   $732,285     100.0
                         ===========  ========  ==========  ========  =========  ========

     G&A expenses increased $2,119,779 in 2006 compared to 2005. As indicated in the above table, G&A expenses increased $2,089,234 as a result of an increase in stock compensation, professional fees and a litigation accrual. In 2006, we issued options to our executives and directors in conjunction with a non-qualified option plan adopted by our Board of Directors. We also issued warrants to our investment advisor for services associated with the investment advisor's assistance in raising capital and other advisory services. As a result of the option and warrant grants, we recognized non-cash stock-based compensation expense of $874,081. Professional fees increased $833,005 in 2006 compared to 2005, most of which was related to our patent infringement lawsuits. In March 2006, we were notified by the PTO that the reexamination of our U.S. Patent No. 6,105,007 had been concluded. The conclusion of the reexamination resulted in the lifting of the stays of our patent infringement lawsuits with Federated, TD Ameritrade and HSBC. The lawsuits proceeded during the remainder of 2006 with a corresponding increase in legal and other professional fees. We also accrued $382,148 to reflect the reinstatement by the South Carolina Court of Appeals of a jury verdict previously set aside by the trial judge in 2004.

     The decrease in G&A in 2005 compared to 2004 is due to the continued reduction of our activities and curtailment of other expenses in 2005 and 2004, primarily as a result of the granting by the PTO of a request to reexamine our U.S. Patent No. 6,105,007 in 2004. As a result of the reexamination, our patent infringement lawsuits were stayed and we implemented measures to conserve our financial resources until the reexamination was concluded. G&A expenses were lower in all material categories in 2005 compared to 2004. Professional fees decreased significantly in 2005 compared to 2004, primarily as a result of the costs of our defense associated with the civil action brought by Temple Ligon and which case was tried in 2004.

Interest Income

     Interest  income  was  $17,907,  $182 and  $1,967  in 2006,  2005 and 2004,
respectively, and primarily reflects interest income attributable to our cash balances. The increase in interest income in 2006, is related to the interest earned on cash balances associated with the sale of our convertible notes in September 2006 in the aggregate principal amount of $1,905,000.

Interest Expense

     Interest expense was $141,043,  $98,197 and $95,990 in 2006, 2005 and 2004,
respectively.  Interest  expense is  primarily  associated  with the interest on
$3,480,336 aggregate principal amount of convertible notes issued in installments in June 2002 ($830,336), March 2003 ($200,000), August 2003
($25,000),  November  2003  ($150,000),  December 2003  ($50,000),  January 2004
($25,000),  May  2005  ($75,000),   August  2005  ($45,000)  and  December  2005
($25,000), May 2006 ($150,000) and September 2006 ($1,905,000). Of the aggregate note principal issued, aggregate principal in the amount of $568,697 has been converted into shares of our common stock. Additionally, in August 2006, and in accordance with the issuance of new notes in satisfaction of our then outstanding notes, $229,027 of accrued interest was converted into note principal. The increase in interest expense in 2006 compared to 2005 and 2005 compared to 2004 is attributable to the increase in the average amounts of the convertible notes outstanding.

Litigation Accrual Reversal

     We have been a defendant in a lawsuit which resulted in a jury verdict against us in January 2004. We had recorded a reserve in 2003 for the estimated loss in this litigation of $386,148 as a result of the jury verdict. In July 2004, the trial judge ruled on post-trial motions submitted by us and set aside the jury verdict, and accordingly, in the third quarter of 2004, the Company reversed the $386,148 accrual and recognized a like amount as other income. As discussed above under the caption "General and Administrative Expenses," the South Carolina Court of Appeals reinstated the jury verdict in 2006.

Income Taxes

     We have recorded a valuation allowance for the full amount of our net deferred income tax assets as of December 31, 2006, 2005, and 2004, based on management's evaluation of the recognition criteria as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

Liquidity and Capital Resources

     We have generated net losses of $71,943,941 since our inception and have financed our operations primarily through net proceeds from our initial public offering in May 1996 and cash generated from operations and other financing transactions. Net proceeds from our initial public offering were $60,088,516.

     Net cash used by operations during the year ended December 31, 2006, was $1,058,217, compared to $194,285 and $557,545 used by operations in 2005 and 2004, respectively. The increase in cash used by operations in 2006 compared to 2005 was primarily the result of an increase in professional fees associated with our patent litigation. Our patent lawsuits were stayed in 2004 and during 2005 pending the conclusion of the reexamination of U.S. Patent No. 6,105,007, our patent covering the automated establishment of financial accounts. As discussed in "Our Business--Patents and Legal Matters," the reexamination was concluded in 2006, the stay of the lawsuits was lifted and the lawsuits proceeded. The decrease in cash used by operations in 2005 compared to 2004 was primarily attributable to additional cost reduction measures taken by us in 2005 and the deferral of the payment of certain accounts payable and accrued expenses in 2004 until 2005 and the expense of a civil action against us incurred in 2004. At December 31, 2006 cash and liquid investments were $1,026,978, as compared to $13,776 at December 31, 2005. At December 31, 2006 working capital was a deficit of $34,451 as compared to a deficit of $1,992,056 at December 31, 2005. For purposes of determining working capital at December 31, 2005, $1,595,906 of principal and accrued interest under our convertible notes are included as current liabilities.

     To date, we have generated substantial operating losses and have been required to use a substantial amount of cash resources to fund our operations. We generally have been unable to enter into licensing agreements with potential licensees upon terms that are acceptable to the Company, and are pursuing litigation against alleged infringers, as described above and further in "Our Business--Patents and Legal Matters." To pursue an appeal of unfavorable rulings issued in December 2006 in a Markman hearing, and to continue to vigorously pursue these lawsuits generally, we anticipate that we will need to increase our operating expenses due to, among other things, increased litigation costs and related expenses. Accordingly, to remain viable through 2007, it is critical that we raise additional capital through the sale of debt and/or equity securities or from licensing our patents. No assurances can be given that we will be able to raise additional capital or generate capital from our patent licensing business. Unless we raise additional capital, we may have to consider alternatives for winding down our business, which may include offering our patents for sale or filing for bankruptcy protection.

     The report of our independent registered public accounting firm on our audited financial statements included with this report contains a statement noting that our recent history of losses, combined with other factors, raise substantial doubt about our ability to continue as a going concern. Although our plans to address these issues are discussed in Note 1 to the audited financial statements included in this report and elsewhere in this report, these plans are subject to numerous risks and contingencies, many of which are beyond our control, and we can give no assurance as to whether or how long we may be able to succeed in addressing these issues and maintaining our viability as a going concern.

     In 2002, we initiated a convertible note program under which we were authorized to issue up to $1,500,000 principal amount of our 8% convertible secured notes (the "notes"). In February 2006, the convertible note program was amended to allow us to issue up to $3,000,000 of our notes. Prior to August 2006, we had issued an aggregate of $1,575,336 principal amount of notes under this program, including notes with an aggregate principal amount of $536,336 that have been converted into shares of our common stock.

     These notes bear interest at 8%, are convertible into our common stock at a conversion rate of $.20 per share (for notes issued prior to the April 2006 amendment to the program) or $.50 per share (for notes issued in May 2006), and are secured by our equity interest in our decisioning.com, Inc. subsidiary, which owns our patent portfolio. Principal and interest under these notes generally becomes payable in full on the second anniversary of the date on which these notes were issued. However, under the terms of the notes, the full amount of principal and interest under all notes may be declared immediately due and payable in certain events, including bankruptcy or similar proceedings involving us, a default in the payment of principal and interest under any note, or a change in control of the Company.

     From June 2004 through August 2006, we were in default regarding payment of principal and interest due under certain of the notes. Accordingly, the full amount of principal and interest outstanding under all notes was payable at the option of all noteholders. At December 31, 2005, the amount of principal and accrued interest outstanding under all of the notes was $1,595,906.

     In August 2006, we and the holders of all outstanding notes entered into an amended and restated note purchase agreement under which such holders agreed to extend the maturity date of such notes by exchanging them (including all interest accrued thereon) for new two-year notes due in August 2008 in the aggregate principal amount of $1,268,027. Under the amended note purchase agreement, we may issue notes in the aggregate principal amount of up to $5,000,000 (including the notes issued to current noteholders, as described in the preceding sentence) having an exercise price determined by us and each investor at the time of issuance.

     The new notes issued in August 2006 have the same terms as the old notes for which they were exchanged, except that the new notes will mature in August 2008. Of the new notes issued, notes with a principal amount of $1,115,068 are convertible into shares of our common stock at $.20 per share, and notes with a principal amount of $152,959 are convertible into shares of our common stock at $.50 per share. The new notes include a note in the principal amount of $166,863 issued to our Chief Executive Officer and a note in the principal amount of $122,115 issued to a subsidiary of The South Financial Group. The South Financial Group Foundation, a non-profit foundation established by the South Financial Group, owns approximately 10% of the Company's outstanding capital stock.

     In September 2006, we sold additional convertible notes in the aggregate principal amount of $1,905,000. The terms of these notes are the same as the notes previously issued by us, except that they may be converted into our common stock at a rate of $.42 per share, and we have agreed to prepare and file with the Securities and Exchange Commission, on or before January 31, 2007, a registration statement with respect to out common stock issuable upon conversion of these notes.

Contractual Obligations

     The following table sets forth our long-term debt and other obligations at December 31, 2006.

                                               Payment Due By Period
                                    --------------------------------------------
                                    Less than                         More than
                         Total        1 year   1-3 years   3-5 years    5 years
                      ----------------------------------------------------------
Convertible Notes (1) $ 3,225,089   $      -  $ 3,225,089   $       -  $      -
Operating Lease
 Obligations                1,200      1,200            -           -         -
Purchase Obligations            -          -            -           -         -
                      ----------------------------------------------------------
Total                 $ 3,226,289   $  1,200  $ 3,225,089   $       -  $      -
                      ==========================================================


(1) Convertible notes consist of the Company's convertible notes, including accrued interest.

                                  OUR BUSINESS

     Overview


     Affinity was formed to develop and market technologies that enable financial institutions and other businesses to provide consumer financial services electronically with reduced or no human intervention. Products and services previously offered by Affinity include its DeciSys/RT loan processing system, which automated the processing and consummation of consumer financial services transactions; the Affinity Automated Loan Machine (the ALM), which allowed an applicant to apply for and, if approved, obtain a loan in as little as ten minutes; the Mortgage ALM, which allowed an applicant to apply for a mortgage loan; e-xpertLender, which permitted a financial institution to make automated lending decisions through its call centers and branches; iDEAL, which permitted automobile lenders to make automobile lending decisions for loan applications originated at automobile dealers; and rtDS, which permitted lenders to deliver credit decisions to applicants over the Internet. Due to capital constraints, we have suspended all efforts to further develop, market and operate these products and services. Our last processing contract terminated in late 2002, and we have no plans in the near term to engage in further sales or other activities related to our products or services, other than to attempt to license certain of the patents that we own. Currently, our business activities consist exclusively of attempting to enter into license agreements with third parties to license our rights under certain of our patents and in pursuing the patent litigation described below in an effort to protect our intellectual property and obtain recourse against alleged infringement of our patents. In 2006, our sole revenues from operations were generated from one outstanding license of our patents.


     Patents and Legal Matters

     In conjunction with our product development activities, we applied for and obtained three patents. We have been granted two patents covering our fully-automated loan processing systems (U.S. Patent Nos. 5,870,721 C1 and 5,940,811 C1). In August 2000, the U.S. Patent and Trademark Office ("PTO") issued to us a patent covering the fully-automated establishment of a financial account including credit accounts (U.S. Patent No. 6,105,007 C1).

     All of these patents have been subject to reexamination by the PTO as a result of challenges to such patents by third parties. On January 28, 2003, we received a Reexamination Certificate (U.S. Patent No. 5,870,721 C1) from the PTO which formally concluded the reexamination of U. S. Patent No. 5,870,721. On December 20, 2005, we received a Reexamination Certificate (U.S. Patent No. 5,940,811 C1) from the PTO which formally concluded the reexamination of U.S. Patent No. 5,940,811. On July 25, 2006, we received a Reexamination Certificate (U.S. Patent No. 6,105,007 C1) from the PTO which formally concluded the reexamination of U.S. Patent No. 6,105,007 and which indicated that the reexamination resulted in the full allowance of all the claims of this patent. It is possible that third parties may bring additional actions to contest all or some of our patents. We can make no assurances that we will not lose all or some of the claims covered by our existing patents.

     In June 2003, we filed a lawsuit against Federated Department Stores, Inc. ("Federated"), and certain of its subsidiaries alleging that Federated has infringed one of our patents (U. S. Patent No. 6,105,007). In September 2003, we filed a similar lawsuit against Ameritrade Holding Corporation and its subsidiary, Ameritrade, Inc. (collectively "Ameritrade"), alleging infringement of the same patent. Both lawsuits were filed in the United States District Court in Columbia, South Carolina (the "Columbia Federal Court"), and both seek unspecified damages. In 2004, at the request of Federated and Ameritrade, the PTO determined to reexamine U.S. Patent No. 6,105,007. As a result of the reexamination of U.S. Patent No. 6,105,007, we jointly, with Federated and Ameritrade, requested the Columbia Federal Court to stay the lawsuits against Federated and Ameritrade pending resolution of the reexamination of U. S. Patent No. 6,105,007. In March 2006, we were notified that the PTO had concluded the reexamination of U.S. Patent No. 6,105,007 and that such reexamination resulted in the full allowance of all the claims of this patent. As a result of the completion of the PTO's reexamination of U.S. Patent No. 6,105,007, the stay of these lawsuits against Federated and Ameritrade was automatically lifted, and these lawsuits are now proceeding.

     In November 2003, Household International, Inc. ("Household") filed a declaratory judgment action against us in the United States District Court in Wilmington, Delaware (the "Delaware Federal Court"). In its complaint Household requested the Delaware Federal Court to rule that Household was not infringing any of the claims of our patents (U.S. Patent No. 5,870,721 C1, No. 5,940,811, and No. 6,105,007) and that the patents were not valid. We filed counterclaims against Household claiming that Household infringes U. S. Patent No. 5,870,721 C1, No. 5,940,811, and No. 6,105,007. We also filed a motion with the Delaware Federal Court to transfer the case to the Columbia Federal Court. In April 2004, the Delaware Federal Court granted our motion to transfer the case to Columbia Federal Court. As a result of the reexamination of U.S. Patent No. 6,105,007, we jointly, with Household, requested and received a stay of the Household action from the Columbia Federal Court pending the resolution of the PTO's reexamination of U.S. Patent No. 6,105,007. As discussed above, the PTO has concluded the reexamination of U.S. Patent No. 6,105,007. Accordingly, the stay of this lawsuit was automatically lifted, and this lawsuit is now proceeding.

     In accordance with the patent infringement lawsuits with Federated, TD Ameritrade (formerly Ameritrade) and HSBC (formerly Household), as described above, a "Markman Hearing" was held in December 2006. Markman hearings are proceedings under U.S. patent law in which plaintiffs and defendants present their arguments to the court as to how they believe the patent claims - which define the scope of the patent holder's rights under the patent - should be interpreted for purposes of determining at trial whether the patents have been infringed. For purposes of the Markman hearing, the Federated, TD Ameritrade and HSBC cases were consolidated into one hearing and held by the Columbia Federal Court. As a result of the Markman proceedings the Columbia Federal Court interpreted and construed the meaning of numerous claim terms which bear on the scope of our patents. Although most claim terms were construed in a manner we believe are favorable, the trial judge interpreted and construed certain claim terms, most notably those related to the term "remote interface" as claimed in our second loan processing patent (U.S. Patent No. 5,940,811 C1) and our financial account patent (U.S. Patent No. 6,105,007 C1), in a manner unacceptable and unfavorable to us. In these patents, the Court interpreted and construed "remote interface" to mean computer equipment, including personal computer equipment, that is not owned by a consumer. The Court applied no such limitation in construing the term "remote interface" under our first loan processing patent (U.S. Patent No. 5,870,721 C1). Unless we can obtain a more favorable interpretation of certain claim terms, it is possible the scope of our patents could be significantly limited. In order to seek a reversal of these unfavorable Markman rulings, we will likely be required to appeal the rulings to the Federal Circuit Court of Appeals. Moreover, we believe that an appeal of the Markman rulings will likely delay our current patent infringement lawsuits and hinder our ability to license our patents. Further, an appeal of the Markman rulings will likely require substantial resources and an extended period of time to complete, which will in turn likely increase the already significant costs and expected time required to prosecute our existing infringement actions. No assurance can be given that we will have the resources necessary to complete our appeal of the Markman rulings or our underlying lawsuits or that we will be successful in obtaining a favorable outcome.

     In addition, we and our founder, Jeff Norris, are defendants in a lawsuit filed by Temple Ligon on November 30, 1996 in the Court of Common Pleas for the County of Richland in Columbia, South Carolina. Mr. Ligon claims, among other things, that Affinity and Mr. Norris breached an agreement to give him a 1% equity interest in Affinity in consideration of services Mr. Ligon claims to have performed in 1993 and 1994 in conjunction with the formation of Affinity, and seeks monetary damages of $5,463,000. This lawsuit initially resulted in a jury verdict against us of $68,000. However, Mr. Ligon subsequently requested and was granted a new trial. In January 2004, this lawsuit resulted in another jury verdict against us of $382,148. In connection with the litigation and the resulting jury verdict, we filed post-trial motions with the trial court in which, among other things, we claimed that the jury verdict should be set aside. On July 23, 2004, the trial judge granted our motions, set aside the jury verdict, and ordered entry of a judgment in favor of us. The plaintiff appealed the trial judge's ruling to the South Carolina Court of Appeals (the "Appeals Court"). On October 30, 2006, the Appeals Court reversed the trial judge's decision and reinstated the jury verdict of $382,148. Our petition to the Appeals Court for a rehearing of the case has been denied, and we intend to petition the South Carolina Supreme Court for relief from this ruling. If we become obligated to pay more than an insignificant amount of damages in connection with this litigation, we could be forced to consider alternatives for winding down our business, which may include offering our patents for sale or filing for bankruptcy protection.

     To date, we have generated substantial operating losses and have been required to use a substantial amount of cash resources to fund our operations. At December 31, 2006, we had cash and cash equivalents of $1,026,978. We generally have been unable to enter into licensing agreements with potential licensees upon terms that are acceptable to us and, as discussed above, we are attempting to seek recourse through litigation with alleged infringers of our patents. To vigorously pursue our lawsuits, we anticipate that we will need to increase our operating expenses due to, among other things, increased litigation costs and related expenses. Accordingly, to remain viable through 2007, it is critical that we raise additional capital through the sale of debt and/or equity securities or from licensing our patents. No assurances can be given that we will be able to raise additional capital or generate capital from our patent licensing business. Unless we raise additional capital, we may have to consider alternatives for winding down our business, which may include offering our patents for sale or filing for bankruptcy protection.

     Patent Licensing Agent

     On May 27, 2003, our decisioning.com, Inc. subsidiary, which owns our patent portfolio, entered into a legal representation agreement with Withrow & Terranova, PLLC ("W&T"), pursuant to which decisioning.com appointed W&T as its exclusive representative for the solicitation and negotiation of agreements to license our patents. (This arrangement replaced the former patent licensing agent agreement between decisioning.com and Information Ventures LLC d/b/a LPS Group, which was terminated on April 30, 2003.) Under the agreement, W&T agreed to promote, market, solicit, and negotiate the licensing of our patents with third parties and to represent decisioning.com as legal counsel in connection with any patent litigation associated with the enforcement of our patents. As compensation for its services under the agreement, W&T was to receive 25% of all revenues received by decisioning.com under any patent agreements and 25% of all amounts paid in settlement of any patent litigation commenced by decisioning.com. The term of the agreement is for the life of the patents, subject to either party's right to terminate the agreement for "cause," as specified in the agreement, and without cause following the third anniversary of the agreement. If the agreement is terminated by decisioning.com, W&T will be entitled to continue to receive compensation attributable to patent agreements negotiated prior to termination and, if such termination is without cause, compensation for certain future patent agreements.


     In July 2006, we engaged McBride Law, PC (the "McBride Firm") to assist us and W&T in connection with our patent licensing program and related litigation. In conjunction with the engagement of the McBride Firm we amended our agreement with W&T and agreed to pay W&T and the McBride Firm a fee equal to 19% and 6%, respectively, of all amounts received from parties against whom we have commenced litigation, all other revenues received by us pursuant to any patent agreements (subject to reduction in certain events), and all amounts received from the sale of our patents. We have also agreed to pay W&T and the McBride Firm 50% of their billing rates for their services. Otherwise, the terms of the agreements with W&T and McBride Law are consistent with the terms discussed above.


     Competition

     The market for  technologies  that  enable  electronic  commerce  is highly competitive and is subject to rapid innovation and technological change, shifting consumer preferences, new product introductions and competition from traditional methods having all or some of the same features as technologies enabling electronic commerce. Competitors in this market have frequently taken different strategic approaches and have launched substantially different products or services in order to exploit the same perceived market opportunity. Until the market actually validates a strategy through widespread acceptance of a product or service, it is difficult to identify all current or potential market participants. There can be no assurance that the technologies covered by our patents will be competitive technologically or otherwise.

     Electronic commerce technologies in general, including the methods covered by our patents, compete with traditional methods for processing financial transactions. The success of our patent licensing efforts will depend in part on consumer acceptance of electronic commerce and industry use of systems that are covered by our patents.

     Intellectual Property

     We were issued two patents in 1999 covering systems and methods for real-time loan processing over a computer network without human intervention ("System and Method for Real-time Loan Approval", U.S. Patent No. 5,870,721, and

"Closed-loop Financial Transaction Method and Apparatus," U.S. Patent No. 5,940,811). Both of our patents covering fully automated loan processing systems expire in 2013 and have been subject to reexamination by the PTO at the request of third parties who challenged the validity of the patents. On January 28, 2003, we received a Reexamination Certificate (U.S. Patent No. 5,870,721 C1) relating to the completion of the PTO's reexamination of U. S. Patent No. 5,870,721. On December 20, 2005, we received a Reexamination Certificate (U.S. Patent No. 5,940,811 C1) relating to the completion of the PTO's reexamination of U.S. Patent No. 5,940,811.

     In August 2000, we were issued a patent covering the automated establishment of a financial account without human intervention ("Automatic
Financial Account Processing System", U.S. Patent No. 6,105,007). This patent also expires in 2013. On June 23, 2004, we were notified by the PTO that it had granted a reexamination request previously filed by Federated and Ameritrade to reexamine U. S. Patent No. 6,105,007. On July 25, 2006, we received a
Reexamination Certificate (U.S. Patent No. 6,105,007 C1) from the PTO which formally concluded the reexamination of U.S. Patent No. 6,105,007 and which indicated that the reexamination resulted in the full allowance of all the claims of this patent.

     As discussed above, we have lawsuits pending against Federated and Ameritrade in the Columbia Federal Court in which we claim that both Federated and Ameritrade infringe U. S. Patent No. 6,105,007 C1. We have similar litigation pending against Household International, Inc. ("Household"), in which we claim that Household infringes U.S. Patent No. 5,870,721 C1, No. 5,940,811 C1 and No. 6,105,007 C1.

     Other parties may take actions to challenge our patents. We can make no assurances that we will not lose all or some of the claims covered by our existing patents as the result of such challenges or other litigation, including actions initiated by us, regarding our patents.

     We also hold a patent, which expires in 2014, covering the issuance of insurance products automatically through a kiosk ("Method and Apparatus for Issuing Insurance from a Kiosk", U.S. Patent No. 5,537,315).

     "iDEAL," and "rtDS," are registered service marks of Affinity.

     Our success is completely dependent upon our ability to defend and license our patents. There can be no assurance that we will be able to protect our intellectual property rights under our patents. Moreover, there can be no assurance that new technological innovations will not be developed and widely accepted by the market which will render obsolete the types of systems and methods over which we believe we have proprietary intellectual property rights.

     Employees

     At December 31, 2006, we employed 2 full-time employees, compared to 1 full-time employee and one part-time employee at December 31, 2005. We have no collective bargaining agreements.


     Properties

     Our principal executive offices are located at 1310 Lady Street, Suite 601, in Columbia, South Carolina. Such office space encompasses approximately 900 square feet and is currently under a prepaid two-year lease. We also lease warehouse space located in Columbia, South Carolina, which encompasses approximately 4,000 square feet. Such space is under a month-to-month lease.

                                   MANAGEMENT

     Executive Officers and Directors of the Registrant

Name               Age   Position with the Company
----------------  -----  -------------------------------------------------------
Joseph A. Boyle    52    Chairman, President, Chief Executive Officer, and Chief
                          Financial Officer
S. Sean Douglas    38    Executive Vice President and Chief Operating Officer
Robert M. Price    76    Director
Peter R. Wilson    54    Director

Joseph A. Boyle became President and Chief Executive Officer of the Company in January 2000 and Chairman in March 2001. Mr. Boyle has also served as Chief Financial Officer of the Company since September 1996. Mr. Boyle also held the title of Senior Vice President from September 1996 to January 2000. Mr. Boyle has previously served as Secretary and Treasurer of the Company. To conserve the Company's limited financial resources, Mr. Boyle has from time to time reduced his time commitment to and compensation received from the Company. From January 2005 until June 2006, Mr. Boyle performed consulting services for a local financial institution. From April 2003 to August 2004, Mr. Boyle also was a partner of Elliott Davis, LLC, a South Carolina public accounting firm. Prior to joining the Company, Mr. Boyle served as Price Waterhouse, LLP's engagement partner for most of its Kansas City, Missouri, financial services clients and was a member of the firm's Mortgage Banking Group. Mr. Boyle was employed by Price Waterhouse, LLP from June 1982 to August 1996.

S. Sean Douglas became Executive Vice President and Chief Operating Officer of the Company in March 2003. Mr. Douglas also held the title of Senior Vice President of Finance, Operations and Administration of the Company from March 2002 to March 2003. From January 2000 to March 2002, Mr. Douglas held the title of Vice President and Controller of the Company. From November 1995 to January 2000 Mr. Douglas was the Company's accounting manager.

Robert M. Price has served as a director of the Company since November 1994. He has been President of PSV, Inc., a technology consulting business located in Burnsville, Minnesota, since 1990. Between 1961 and 1990, Mr. Price served in various executive positions, including Chairman and Chief Executive Officer, with Control Data Corporation, a mainframe computer manufacturer and business services provider. Mr. Price is a graduate of Duke University, and earned a master's degree at the Georgia Institute of Technology. Mr. Price is a director of PNM Resources and Datalink Corporation.

Dr. Peter R. Wilson has been a director of the Company since March 1994. Dr. Wilson served as Secretary of the Company from March 1994 until February 1996 and has been an Associate Professor at the Fuqua School of Business at Duke University since September 1991. He was an Assistant Professor at New York University's Stern School of Business between January 1983 and August 1991. Dr. Wilson teaches in the areas of financial accounting, financial reporting, financial statement analysis and strategic cost management. He earned a bachelor's degree and a Ph.D. in accounting at the University of North Carolina.

     Board of Directors

     Our board of directors is currently consists of three members. The Board of Directors has established an Audit Committee and a Compensation Committee. There is no nominating committee of the Board of Directors.

     The Board of Directors has not established a nominating committee primarily because it believes that the current composition and size of the Board permit candid and open discussion regarding potential new candidates for director. The entire Board of Directors currently operates as our nominating committee, and all directors participate in the consideration of director nominees. Of the three directors currently serving on the Board, we believe that Dr. Peter R. Wilson and Robert M. Price are independent directors within the meaning of the NASDAQ Marketplace Rules applicable to directors and audit, compensation, and nominating committee members of companies listed on the NASDAQ Global Market. The Company does not believe that Messrs. Wilson or Price are parties to other transactions, relationships or arrangements not otherwise disclosed in this prospectus that affect their independence.

     Compensation Committee Interlocks and Insider Participation

     None of our executive officers has served as a member of the compensation committee (or other committee performing equivalent functions) of any other entity whose executive officers serve as a director of our Company or a member of our Compensation Committee.

     Executive Compensation

     Compensation Discussion and Analysis

     Affinity has two employees, a Chief Executive Officer and a Chief Operating Officer. Both of these employees are "named executives" as such term is used for purposes of a discussion of our compensation policies and arrangements. Historically, our compensation policies and arrangements have, to a great extent, been dictated by the limited cash resources available for cash compensation to our named executives. Due to our limited cash resources, from 2003 until August 2006 both of our named executives received only a portion of the cash compensation each earned. During that period, our Chief Executive Officer and Chief Operating Officer received 60% and 63%, respectively, of cash compensation they earned. Moreover, during that period our Chief Executive Officer, from time to time, reduced his time commitment to Affinity in order to conserve cash resources.

     Due to our limited cash resources we have placed a high degree of emphasis on stock-based compensation, primarily in the form of stock option grants. These grants are intended to achieve our principal compensation objectives of retaining executive officers who have developed the significant historical experience, knowledge and relationships necessary to continue operating our highly specialized business and rewarding them for their contributions to the further development of our business and prospects. Further, we believe that stock-based compensation achieves an important compensation objective of aligning the interest of our named executives with the interest of our stockholders over a long period of time.

     As more fully explained in "Our Business - Patents and Legal Matters," during 2006, we successfully concluded the reexamination of our U.S. Patent No. 6,105,007 in 2006. The successful conclusion of the reexamination caused the lifting of our patent infringement lawsuits, facilitated our ability to raise additional capital and necessitated the return to full time status of our Chief Executive Officer.

     In light of the general advance of our business activities as a result of the successful conclusion of the reexamination of our U.S. Patent 6,105,007, in July 2006 our Board of Directors approved new compensation terms for our named executives. The compensation terms consisted of the establishment of base cash compensation for and the granting of stock options to our named executives as described in the tables below. In determining the base cash compensation amounts our Board considered numerous factors, including: cash compensation levels of executives in comparably sized and complex companies; the cash compensation amount our named executives would likely receive from other companies based on their experience levels and the historical amounts we have paid to them, including these executives' history of voluntary salary reductions and deferral of earned cash compensation.

     During 2006, we granted a significant number of options to our named executives. Key factors considered in determining the level of stock options granted of to our named executives in 2006 included: levels of ownership of executives considered appropriate for similar companies at a comparable stage of development; the absence of stock option grants to the named executives in the preceding two years; and, our progress in advancing our patent and business interests in 2006.

     Other than cash compensation, which includes our named executives' base salary and amounts paid to them to defray the cost of their health care premiums, and stock-based compensation in the form of stock option grants, we currently provide no other compensation to our named executives. It is possible that, depending on our progress in the future, our Board of Directors could grant bonuses to our named executives based on factors they consider relevant at that time or that a formal bonus plan could be developed to reward our named executives for the achievement of specific objectives.

     Furthermore, neither of our named executives is subject to an employment contract and there are no formal or informal agreements with them concerning severance arrangements, other than common accelerated vesting provisions related to unvested stock options in the event we have a change of control.

     During 2006, neither of our named executives exercised any stock options.

Summary Compensation Table

     The following summary compensation table sets forth information concerning the cash and non-cash compensation earned by, paid to and awarded to our named executives during the year ended December 31, 2006:

                                         Annual Compensation
                               ---------------------------------------

 Name and Principal                          Option        All Other
       Position         Year     Salary       Awards      Compensation   Total
---------------------- ------- ---------    ----------    ------------ ---------
Joseph A. Boyle         2006   $137,310 (1)  $366,803 (2)  $ 3,058 (3) $507,171
   President and Chief
   Executive Officer

S. Sean Douglas         2006   $111,918 (4)  $124,713 (5)  $ 3,058 (6) $239,689
   Executive Vice
    President
   And Chief Operating
    Officer

(1) Amount represents cash compensation of $93,071 Mr. Boyle received subsequent to his returning to full-time employment with Affinity in July 2006 and accrued compensation of $44,239 which has not been paid to Mr. Boyle due to our limited cash resources. From January 2006 through June 2006, Mr. Boyle received no cash compensation and compensation was accrued on his behalf at an annual rate of $24,000. From July 2006 through September 2006, Mr. Boyle was paid cash compensation at a rate less than the amount of compensation he earned due to limited cash resources. In July 2006, Mr. Boyle's base annual salary was established at $250,000.
(2) Amount represents the expense we recognized in 2006 related to the stock options we granted to Mr. Boyle in July 2006 in accordance with a compensation plan adopted by the Board of Directors. The expense we recognized represents the portion of the estimated fair value of the options we granted allocable to 2006 and was determined in accordance with Statement of Financial Accounting Standards No. 123R, "Share-Based Payments." Under the plan Mr. Boyle received options to purchase 2.5 million shares of our common stock at an exercise price of $0.50 per share. The options are classified as non-qualified stock options for federal tax purposes and were granted outside of a shareholder-approved plan. One-third (833,333) of the options vested at the date of grant and an additional 833,333 will vest on the first and second anniversary of the grant date, respectively. The assumptions used in valuing these options are set forth in Note 5 of our consolidated financial statements included herewith.
(3) Amount represents payments of $979 to Mr. Boyle and accrued payments of $2,079 for the maintenance of health insurance coverage under a non-company sponsored plan. We discontinued offering health insurance to our employees in 2003 in an effort to conserve cash.
(4) Amount represents cash compensation of $66,789 Mr. Douglas received during 2006 and accrued compensation of $45,129 which has not been paid to Mr. Douglas due to our limited cash resources. In July 2006, Mr. Douglas' base annual salary was established at $125,000.
(5) Amount represents the expense we recognized in 2006 related to the stock options we granted to Mr. Douglas in July 2006 in accordance with a compensation plan adopted by the Board of Directors. The expense we recognized represents the portion of the estimated fair value of the options we granted allocable to 2006 and was determined in accordance with Statement of Financial Accounting Standards No. 123R, "Share-Based Payments." Under the plan Mr. Douglas received options to purchase 850 thousand shares of our common stock at an exercise price of $0.50 per share. The options are classified as non-qualified stock options for federal tax purposes and were granted outside of a shareholder-approved plan. One-third (283,333) of the options vested at the date of grant and an additional 283,333 will vest on the first and second anniversary of the grant date, respectively. The assumptions used in valuing these options are set forth in Note 5 of our consolidated financial statements included herewith.
(6) Amount represents payments of $2,324 to Mr. Douglas and accrued payments of $734 for the maintenance of health insurance coverage under a non-company sponsored plan. We discontinued offering health insurance to our employees in 2003 in an effort to conserve cash.

     The following table provides information regarding awards of equity compensation (all in the form of options to purchase our common stock) to our named executives during the year ended December 31, 2006.

                     Grants of Plan-Based Awards Table

                                                Option Awards
                                  -----------------------------------------
                                   Number of
                                   Securities     Exercise
                      Grant        Underlying     Price of     Grant Date
     Name             Date          Options       Options      Fair Value
---------------   -------------   ------------   ----------   -------------
Joseph A. Boyle   July 14, 2006     2,500,000     $   0.50     $   650,000

S. Sean Douglas   July 14, 2006       850,000     $   0.50     $   221,000


     The following table provides information with respect to unexercised options for our named executives as of December 31, 2006.

               Outstanding Equity Awards at December 31,2006

                    Nunber of        Nunber of
                    Securities       Securities
                    Underlying       Underlying
                   Unexercised      Unexercised       Option       Option
                     Options-         Options-       Exercise    Expiration
     Name          Exercisable     Unexercisable       Price        Date
---------------   -------------   ---------------   ----------   -----------
Joseph A. Boyle         70,000                          $3.75       7/9/2007
                       125,000                           0.94      7/28/2008
                       100,000                           0.50      10/4/2008
                       200,000                           1.47      2/28/2010
                       200,000                           0.09      4/19/2011
                       500,000                           0.09      3/19/2012
                       833,333         1,666,667         0.50      7/13/2016

S. Sean Douglas            200                           2.31      3/23/2008
                         1,000                           1.50       7/6/2009
                        15,000                           1.06      2/22/2010
                         7,500                           1.06      7/21/2010
                        80,000            20,000         0.09      3/19/2012
                        75,000            50,000         0.19      4/27/2013
                       283,333           566,667         0.50      7/13/2016

Director Compensation

     We have two non-employee directors, Robert M. Price and Dr. Peter R. Wilson. In order to conserve our cash resources, since March 2002 we have compensated our directors through stock-based compensation, primarily in the form of stock option grants. Prior to that time our policy was to compensate our non-employee directors primarily through cash compensation and each received $2,000 for each meeting attended in person and $500 for each meeting attended by teleconference. In January 2003, we issued to Mr. Price and Dr. Wilson, each, 141,667 shares of our common stock to compensate them for cash compensation they had deferred due to our limited cash resources.

     In March 2002, we adopted a director compensation plan under which non-employee directors received a one-time grant to purchase 100,000 shares of our common stock at the closing price on the date immediately preceding the grant date. The options vested over two years and were designed to compensate our non-employee directors for the two-year period ending in March 2004.

     From March 2004 until July 2006, our non-employee directors received no compensation from us. In July 2006, and as discussed in detail above, in August 2006 our Board of Directors approved a stock option grant in which our non-employee directors participated, the details of which are set forth in the table below. Our objectives in granting our non-employee directors the stock options were to compensate them for the period in which we have not compensated them, to provide them with future compensation during the period that the stock options vest and to further align their interest with the interest of our stockholders.

     Other  than  the  reimbursement  of  out-of-pocket   expenses  incurred  in
attending   meetings,   we  currently  provide  no  other  compensation  to  our
non-employee directors.

     The following summary compensation table sets forth information concerning the cash and non-cash compensation earned by, paid to and awarded to our non-employee directors during the year ended December 31, 2006:

                        Director Compensation in 2006

                      Fees
                     Earned
                    or Paid       Option         All Other
     Name           In Cash       Awards        Compensation       Total
---------------   ------------   ---------      ------------   --------------
Robert M. Price    $        -     $90,020 (1)     $      -      $     90,020

Peter R. Wilson    $        -     $90,020 (1)     $      -      $     90,020

(1) Amount represents the expense we recognized in 2006 related to the stock options we granted to Mr. Price and Dr. Wilson in July 2006 in accordance with a compensation plan adopted by the Board of Directors. The expense we recognized represents the portion of the estimated fair value of the options we granted allocable to 2006 and was determined in accordance with Statement of Financial Accounting Standards No. 123R, "Share-Based Payments." Under the plan Mr. Price and Dr. Wilson, each, received options to purchase 500,000 shares of our common stock at an exercise price of $0.35 per share and options to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share. The total fair value of the options we granted to Mr. Price and Dr. Wilson was $132,500. The options with an exercise price of $0.35 vested immediately and the options with and exercise price of $0.50 vest ratably on the first and second anniversary of the grant date. The options are classified as non-qualified stock options for federal tax purposes and were granted outside of a shareholder-approved plan. The assumptions used in valuing these options are set forth in Note 5 of our consolidated financial statements included herewith.

Limitation on Liability and Indemnification Matters

     Our certificate of incorporation contains provisions that eliminate the personal liability of our directors to the company and our stockholders for monetary damages for breach of their fiduciary duties as a director, subject to certain exceptions. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

          o Any breach of their duty of loyalty to our Company or our stockholders;

          o Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

          o Unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the Delaware General Corporation Law; and

          o Any transaction from which the director derived an improper personal benefit.

     Our by-laws also require us to indemnify our officers and directors against any expenses and liabilities reasonably incurred by them as a result of serving as an officer or director of the company to the fullest extent authorized by the General Corporation Law of the State of Delaware. We maintain directors' and officers' liability insurance to support these indemnity obligations.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Since June 2002, we have primarily financed our operations from the proceeds received through the issuance of convertible notes. In June 2002, our Chief Executive Officer purchased a convertible note in the principal amount of $125,000. In June 2004, all of our then outstanding convertible notes, including the note issued to our Chief Executive Officer, went into default. In August 2006, we reached an agreement with the holders of our notes outstanding at that time (the "existing notes"), under which we exchanged the existing notes, all of which were in default, for new notes. The principal of the new notes included the original principal of the existing notes plus the accrued interest on the existing notes and matured in August 2008. In accordance with the exchange, we issued to our Chief Executive Officer a new note in the amount of $166,863. Additional information regarding our convertible notes and this transaction with our Chief Executive Officer is discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and in Note 4 to our consolidated financial statements included herein.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of shares of common stock as of January 1, 2007, by: (i) each director and nominee for director of the Company; (ii) each current executive officer of the Company named under the caption "Executive Compensation--Summary Compensation Table," below; (iii) each other person who is known by the Company to beneficially own more than five percent of the outstanding shares of common stock (a "five percent stockholder"); and (iv) all directors and executive officers as a group. Except as set forth in the footnotes to the table below, each of the stockholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person.


                                                                   Percent of
                                              Number of Shares     Outstanding
DIRECTORS AND EXECUTIVE OFFICERS             Beneficially Owned   Shares Owned
-------------------------------------------  ------------------  ---------------
Peter R. Wilson (1)                                    630,067        1.39%
Robert M. Price (2)                                    686,179        1.52%
Joseph A. Boyle (3)                                  3,401,033        7.51%
S. Sean Douglas (4)                                    462,033        1.02%
Directors and executive officers as a group
 (4 persons)                                         5,179,312       11.44%

FIVE PERCENT STOCKHOLDERS
-------------------------------------------
The South Financial Group (5)                        5,084,035       11.23%


-------------------
*Indicates less than one percent.
(1) Includes options to acquire 350,000 shares of Common Stock. that are currently exercisable.
(2) Includes options to acquire 350,000 shares of Common Stock. that are currently exercisable.
(3) Includes options to acquire 2,028,333 shares of Common Stock. that are currently exercisable. Also includes 828,380 shares of Common Stock that may be acquired upon conversion of a convertible note in the principal amount of $166,863 held by Mr. Boyle. Also includes 31,820 shares that may be issued in lieu of cash, at the Company's election, in payment of accrued interest on such convertible note.
(4) Consists entirely of options to acquire Common Stock that are currently exercisable.
(5) In March 2005, The South Financial Group, Inc. ("The South Financial Group") transferred 4,876,340 shares of the Company's Common Stock to The South Financial Group Foundation (the "Foundation"), and at January 1, 2007, the Foundation held 4,454,190 shares of the Company's Common Stock. The shares shown in the table above also include 606,560 shares of Common Stock that may be acquired upon conversion of a convertible note in the principal amount of $122,115 held by CF Investment Company, a subsidiary of The South Financial Group. This amount also includes 23,285 shares that may be issued in lieu of cash, at the Company's election, in payment of accrued interest on such convertible note. The South Financial Group's address is Post Office Box 1029, Greenville, South Carolina, 29602.


                              SELLING STOCKHOLDERS

     Pursuant to the Amended and Restated Convertible Note Purchase Agreement, dated as of August 9, 2006, among us and the other parties named therein, on September 20, 2006, we issued and sold a total of $1,905,000 aggregate principal amount of the Notes in private placements to the selling stockholders identified in the table below. The selling stockholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the shares of our common stock issuable upon conversion of the Notes.

     The common stock to be issued upon conversion of the Notes is being registered pursuant to a letter agreement dated as of September 12, 2006 between us and the selling stockholders identified in the table below. In that letter agreement, we undertook to file a registration statement with regard to the common stock issuable upon conversion of the Notes and, subject to certain exceptions, to keep that registration statement effective for up to 180 days from and after the date of effectiveness. The registration statement to which this prospectus relates is intended to satisfy our obligations under that letter agreement.

     The selling stockholders named below have advised us that they currently intend to sell pursuant to this prospectus the common stock set forth below that would be issuable upon conversion of the Notes. Additional selling stockholders may choose to sell shares of our common stock from time to time upon notice to us. None of the selling stockholders named below, has, within the past three years, held any position or office with us or any of our predecessors or affiliates, or had any other material relationship with us or any of our predecessors or affiliates, except as noted below in "Plan of Distribution."

     Before a stockholder not named below may use this prospectus in connection with an offering of securities, other than securities that were purchased pursuant to the registration statement to which this prospectus relates, this prospectus will be amended. In that amendment, which may be filed pursuant to Rule 424(b) under the Securities Act,, we will include the name of the holder, the amount of notes and common stock beneficially owned by the holder and the amount of common stock to be offered. Any such amendment or prospectus supplement will also disclose whether any stockholder named in the amendment or prospectus supplement has held any position or office with us or any of our predecessors or affiliates, or had any other material relationship with us or any of our predecessors or affiliates, during the three years prior to the date of the amendment, report or prospectus supplement.

     The following table is based solely on the most current information provided to us by the selling stockholders. References below to common stock beneficially owned by a selling stockholder include the common stock issuable upon conversion of the Notes, as well as any other common stock beneficially owned by a selling stockholder directly or through ownership of any other securities convertible into our common stock within 60 days of the date of this prospectus or any applicable amendment or supplement thereto.

                                                          No. of Shares                 No. of Shares
                               Amount of                    of Common    No. of Shares    of Common
                                 Notes       % of Notes       Stock        of Common     Stock Owned    % of Common
                              Beneficially  Beneficially  Beneficially    Stock Being       After       Stock Owned
Name of Selling Stockholder    Owned ($)       Owned       Owned(b)(c)   Offered(a)(c)   Offering(a)   After Offering
----------------------------  ------------  ------------  -------------  -------------  -------------  --------------

John F. Albritton             $    50,000          2.62%       119,047        119,047              -         *
A. Sidney Alpert                   15,000          0.79%        35,714         35,714              -         *
Rodney D. Baber                   200,000         10.51%       476,190        476,190              -         *
James D. Carreker                 100,000          5.25%       238,095        238,095              -         *
Jerry Dattel                       10,000          0.52%        23,809         23,809              -         *
Richard S. Ferguson                25,000          1.31%        59,523         59,523              -         *
Thomas H. Hutton Company          100,000          5.25%       238,095        238,095              -         *
R. Lee Jenkins                     25,000          1.31%        59,523         59,523              -         *
R. Harvey Johnston, III           100,000          5.25%       238,095        238,095              -         *
G. Walter Loewenbaum              100,000          5.25%       238,095        238,095              -         *
The Waterproof Partnership        100,000          5.25%       238,095        238,095              -         *
Kenneth A. May                    200,000         10.51%       476,190        476,190              -         *
William G. Mueller                 25,000          1.31%        59,523         59,523              -         *
David Nahmias                      25,000          1.31%        59,523         59,523              -         *
Joseph M. O'Donnell                50,000          2.62%       119,047        119,047              -         *
Thomas V. Orr                      25,000          1.31%       384,823         59,523        325,300         *
Graham R. Smith                   100,000          5.25%       238,095        238,095              -         *
Waverly Limited Partnership       200,000         10.51%       476,190        476,190              -         *
Richard J. Thompson                50,000          2.62%       119,047        119,047              -         *
Peter VanSon Revocable Trust      105,000          5.51%       250,000        250,000              -         *
Schmieding Foundation             150,000          7.87%       357,142        357,142              -         *
H.C. Schmieding Produce           150,000          7.87%       357,142        357,142              -         *
                              ------------  ------------  -------------  -------------  -------------  --------------

    Total                     $ 1,905,000        100.00%     4,861,003      4,535,703        325,300
                              ============  ============  =============  =============  =============  ==============

     -------------------------------

*    Less than 1%

(a) Because each selling stockholder may sell pursuant to this prospectus all or a portion of the common stock issuable upon conversion of the Notes, we cannot know or estimate number or percentage of Notes and common stock that the selling stockholder will hold upon the termination of any particular offering. Please refer to the "Plan of Distribution" beginning on page 35 of this prospectus. The information presented assumes that all of the selling stockholders will fully convert the Notes for shares of our common stock and cash for any remaining fractional share, and that the selling stockholders will sell all shares of our common stock that they receive pursuant to such conversion.

(b)  Includes shares of our common stock issuable upon conversion of the Notes.

(c) The number of shares of our common stock issuable upon conversion of the Notes is calculated to be the maximum number of shares issuable upon conversion assuming the conversion of the full principal amount of Notes held by the selling stockholders at the initial conversion price of $0.42 per common share. Accordingly, the number of shares of our common stock to be offered using this prospectus may be less than the amount shown. Fractional shares will not be issued upon conversion of the Notes. Instead, we will pay cash in lieu of fractional shares, if any. Due to the effects of rounding, the numbers shown in this column do not equal exactly 4,535,714 shares per $1,905,000 principal amount of the Notes.

     Selling stockholders who are registered broker-dealers are deemed to be "underwriters" within the meaning of the Securities Act. See "Plan of Distribution" below. In addition, a selling stockholder who is an affiliate of a registered broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act if the selling stockholder (i) did not acquire its Notes or underlying common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the Notes or underlying common stock. To our knowledge, no selling stockholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.



                              PLAN OF DISTRIBUTION

     The common stock to be offered and sold using this prospectus are being registered to permit secondary public trading of the common stock by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts, concessions or commissions. A selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of common stock to be made directly or through agents.

     The common stock may be sold from time to time to purchasers directly by the selling stockholders and their successors, which includes their transferees, pledges or donees and their successors, or, alternatively, through underwriters, broker-dealers or agents. If the common stock is sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for any discounts, concessions or commissions. These discounts, concessions or commissions may be greater than those customary in the types of transactions involved.

     The common stock may be sold or otherwise distributed in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales or other distributions may be completed in transactions (which may involve block or cross transactions):

     o on any securities exchange or quotation service on which the common stock is listed or quoted at the time of sale;

     o in the over-the-counter market (including, but not limited to, the OTC Bulletin Board);

     o in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o in an exchange distribution in accordance with the rules of the applicable exchange;

     o through the writing of options (including the issuance by the selling stockholders of derivative securities);

     o    pursuant to Rule 144;

     o    in a combination of any such methods of sale; or

     o    in any other method permitted pursuant to applicable law.

In connection with sales of the common stock, the selling stockholders may:

     o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume;

     o loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities;

     o enter into option or other transactions with broker-dealers or other financial institutions that require the delivery by the selling stockholders of common stock, which the broker-dealer or other financial institution may resell pursuant to this prospectus; or

     o enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

     The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act. As a result, any profits on the sale of the common stock by selling stockholders and any discounts, concessions or commissions received by any such broker-dealers or agents may be deemed to be "underwriting discounts" within the meaning of the Securities Act. Selling stockholders who are deemed to be underwriters might be subject to certain statutory liabilities under the Securities Act and the Securities Exchange Act. In addition, underwriters will be subject to prospectus delivery requirements of the Securities Act.

     Some of the selling stockholders own shares of our common stock. For information about these holdings, see the table under "Selling Stockholders" above. In addition, we believe affiliates of some selling stockholders may own shares of our common stock.

     Some of the selling stockholders, namely Messrs. Baber, Dattel, Ferguson, Mueller and Orr, are employees of Morgan Keegan & Company ("Morgan Keegan"). These selling stockholders have advised us that they acquired the Notes for their own amounts in the ordinary course of business and without any agreements, intent or understandings, direct or indirect, to distribute the Notes or the common stock issuable upon conversion of the Notes. Morgan Keegan and its affiliates perform various financial advisory and investment banking services from time to time for us and our affiliates.

     We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a "distribution" of our common stock, within the meaning of Regulation M, from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a restricted period that, so long as the market value of our common stock held by non-affiliates is less than $25 million, begins on the later of (a) five business days prior to the determination of the offering price of our common stock to be offered or (b) the underwriter, prospective underwriter, broker, dealer or other participant has agreed to or is participating in the distribution and ends upon such person's completion of its participation in the distribution.

     During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in a distribution of our common stock from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the Shares.

                          DESCRIPTION OF CAPITAL STOCK

     The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our certificate of incorporation and our bylaws are descriptions of the material terms of our securities.

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $.0001 per share. There currently are no shares of our preferred stock issued and outstanding. As of January 29, 2007, 45,267,398 shares of common stock were issued and outstanding and an aggregate of 19,192,935 shares of common stock were reserved for issuance as follows:

     o 2,500,000 shares were reserved for issuance upon the exercise of warrants issued by the Company;

     o 10,609,235 shares were reserved for issuance upon conversion of our 8% Secured Convertible Notes;

     o 6,083,700 shares were reserved for issuance pursuant to currently outstanding options;

Common Stock

     The holders of our common stock are entitled to equal amounts per share of any dividends and distributions declared by the board of directors. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities, nor are any shares subject to redemption or convertible into any other securities. Upon liquidation, dissolution or winding up of Affinity, and after payment of creditors and preferred stockholders, if any, our remaining assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

     Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.

     The common stock currently is traded on the OTC Bulletin Board under the trading symbol "AFFI."

Preferred Stock

     Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock. Shares of preferred stock may be issued in one or more series, and our board of directors may determine the rights, preferences and designations of any preferred stock that is issued. Shares of preferred stock may have rights that are superior to our common stock. For example, our board of directors, without stockholder approval, can issue preferred stock with voting, conversion, liquidation or other rights that could adversely affect the voting power, liquidation rights and other rights of the holders of common stock. Our board of directors could also issue shares of preferred stock with terms calculated to delay or prevent a change in control of Affinity or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. Currently, there are no shares of preferred stock outstanding, and we have no plans to issue any shares of preferred stock.

Convertible Secured Notes

     For information regarding our convertible secured notes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "--Contractual Obligations" and
Note 4 to our consolidated financial statements included in this prospectus.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and By-Laws

     Provisions of Delaware law and our certificate of incorporation and by-laws could make it more difficult for a third party to acquire us or to remove our incumbent officers and directors. These provisions, summarized below, will discourage coercive takeover practices and encourage persons seeking to acquire control of Affinity to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because, among other things, negotiation could result in an improvement of the terms of the proposed transaction.

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

     o the board of directors approved the transaction in which the person became an interested stockholder prior to the date the interested stockholder attained this status;

     o upon consummation of the transaction that resulted in the person's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

     o on or after the date of the business combination, it is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding stock which is not owned by the interested stockholder.

     A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

     Under our by-laws, special meetings of the stockholders may only be called by the chairman of the board, the chief executive officer, or a majority of the board of directors, or upon the written demand of the holders of a majority of the outstanding shares of our capital stock entitled to vote at any such meeting. This provision makes it more difficult for stockholders to require us to call a special meeting of stockholders to consider any proposed corporate action, including any sale of the company that may be favored by the stockholders. In addition, under our certificate of incorporation and by-laws, stockholder action may only be taken at a special or annual stockholder meeting called for such purpose and not by the written consent of the stockholders. These requirements may delay stockholder action on matters requiring stockholder approval.

     Our by-laws provide that stockholders seeking to bring any business or to nominate one or more directors at any meeting of stockholders must provide us with written and timely notice of the proposed action. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting, including making nominations for directors. These procedures provide that the notice of stockholder proposals and director nominations must be in writing, contain certain specified information and be received by the secretary of Affinity:

     o in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and

     o in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

     Our by-laws provide that our board of directors will consist of no fewer than three and no more than 15 members, as determined from time to time by the board of directors. The by-laws further provide that any vacancy on the board of directors, including a vacancy resulting from any increase in the authorized number of directors, may be filled only by a vote of a majority of directors then in office. Therefore, our board of directors may be able to prevent any stockholder from obtaining majority representation on the board of directors by increasing the size of the board and filling the newly created directorships with its own nominees.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of January 29, 2007, we had outstanding 45,267,398 shares of common stock. Of these outstanding shares, we believe that 43,976,849 may be sold without restriction under the Securities Act or in accordance with Rule 144(k), as described below. For purposes of the preceding sentence, we have assumed that The South Financial Group, whose beneficial ownership of our common stock is described above under "Security Ownership of Certain Beneficial Owners and Management," is not an "affiliate" (as discussed below) of our Company.

Shares Covered by this Prospectus

     All of the 4,535,714 Shares being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

     The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an "affiliate" (as the term "affiliate" is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     o 1% of the number of shares of common stock then outstanding, which as of January 29, 2007 would equal 452,674 shares; or

     o the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     However, since our shares are quoted on the OTC Bulletin Board, which is not an "automated quotation system," our stockholders cannot rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can rely only on the percentage based volume limitation described in the first bullet above.

     Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

     Furthermore, excluding the Shares being registered in this offering, we have outstanding as of January 29, 2007 6,075,764 shares of our common stock represented by additional convertible notes at conversion rates of between $0.20 and $0.50 per share and accrued interest thereon (which interest represents 356,307 shares if paid in common stock, but may be at our election be paid in cash). Of these shares, we believe that 3,095,000 would be eligible for resale under Rule 144(k), as discussed below, and the remaining 2,980,764 could be sold upon conversion in accordance with the general requirements of Rule 144, as discussed above.

     In July 2006, we issued warrants to purchase 2,500,000 shares of our common stock to Morgan Keegan & Company for financial advisory and other services. The warrants are exercisable at $0.50 per share and vested at the date they were issued. Pursuant with our agreement with Morgan Keegan, we have agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock underlying the warrant in the event certain objectives, generally relating to the levels of capital they assist the Company in raising, are met. In the event the underlying shares are not registered, the warrant may be exercised into shares of our common stock and sold in the future, subject to the general guidelines of Rule 144 or Rule 144(k), as applicable.

     In July 2006, we granted to our executives and our non-employee directors options to purchase 4,350,000 shares of our common stock at exercise prices of between $0.35 and $0.50 per share. At December 31, 2006, 1,616,666 of the options were vested and exercisable and the remainder vest in two annual installments on the first and second anniversaries of the date of grant. All such options represent the right to acquire "restricted securities" subject to the holding period and affiliate requirements of Rule 144, as discussed above. Similarly, with the exception of options to purchase 90,000 shares of our common stock which are currently exercisable at $0.09 per share, all outstanding options (representing 1,733,700 shares of our common stock, of which 1,663,700 options were exercisable at December 31, 2006 at a weighted-average exercise price of $0.52) would also be subject to the affiliate requirements of Rule 144.

Rule 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.


                                     EXPERTS

     Our consolidated balance sheets as of December 31, 2006, 2005 and 2004, and the consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2006, have been included in the registration statement on Form S-1, of which this prospectus forms a part, in reliance on the report of Scott McElveen, L.L.P., our independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for us by Robinson, Bradshaw & Hinson, P.A., 101 North Tryon Street, Suite 1900, Charlotte, North Carolina 28246.

                       WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports, proxy and information statements and other information. Reports and other information concerning us also may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                          INDEX OF FINANCIAL STATEMENTS



    Report of Independent Registered Public Accounting Firm                F-1

    Consolidated Balance Sheets as of December 31, 2006 and 2005           F-2

    Consolidated Statements of Operations for the years ended
    December 31, 2006, 2005 and 2004                                       F-3

    Consolidated Statements of Stockholders' Equity (Deficiency)
     for the years ended December 31, 2006, 2005 and 2004                  F-4

    Consolidated Statements of Cash Flows for the years
    ended December 31, 2006, 2005 and 2004                                 F-5

    Notes to Consolidated Financial Statements                             F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Affinity Technology Group, Inc.
Columbia, South Carolina

     We have audited the accompanying consolidated balance sheets of Affinity Technology Group, Inc. and subsidiaries (collectively, the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006 the Company changed its method of accounting for share-based payments as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has limited capital resources, has incurred recurring operating losses and has an accumulated deficit. These matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are also discussed in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                           /s/ SCOTT McELVEEN, L.L.P.


Columbia, South Carolina
January 24, 2007,
except for Notes 1 and 11,
which are as of January 30, 2007

                Affinity Technology Group, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                                                           December 31,
                                                       2006            2005
                                                  --------------  --------------
Assets
Current assets:
  Cash and cash equivalents                       $   1,026,978   $      13,776
  Receivables                                                 -         100,000
  Prepaid expenses                                       77,702          33,739
                                                  --------------  --------------
Total current assets                                  1,104,680         147,515
Property and equipment, net                               7,566           4,796
                                                  --------------  --------------
Total assets                                      $   1,112,246   $     152,311
                                                  ==============  ==============


Liabilities and stockholders' deficiency
Current liabilities:
  Accounts payable                                $     248,834   $     119,768
  Accrued expenses                                      445,284         362,018
  Accrued compensation and related benefits             411,680         323,116
  Convertible notes                                           -       1,301,336
  Current portion of deferred revenue                    33,333          33,333
                                                  --------------  --------------
Total current liabilities                             1,139,131       2,139,571
Non-current liabilities:
  Convertible notes                                   3,140,666               -
  Accrued interest                                       84,423               -
  Deferred revenue                                       27,778          61,111
                                                  --------------  --------------
Total non-current liabilities                         3,252,867          61,111
                                                  --------------  --------------
Total liabilities                                     4,391,998       2,200,682
                                                  --------------  --------------
Commitments and contingent liabilities
Stockholders' deficiency:
  Common stock, par value $0.0001; authorized
   60,000,000
shares, issued 47,435,406 shares in 2006 and
 44,393,104
shares in 2005                                            4,744           4,439
  Additional paid-in capital                         72,164,732      70,696,896
  Treasury stock, at cost (2,168,008 shares at
December 31, 2006 and 2005)                          (3,505,287)     (3,505,287)
  Accumulated deficit                               (71,943,941)    (69,244,419)
                                                  --------------  --------------
Total stockholders' deficiency                       (3,279,752)     (2,048,371)
                                                  --------------  --------------
Total liabilities and stockholders' deficiency    $   1,112,246   $     152,311
                                                  ==============  ==============

See accompanying notes.

                Affinity Technology Group, Inc. and Subsidiaries

                      Consolidated Statements of Operations

                                             Years ended December 31,
                                       2006            2005            2004
                                  ----------------------------------------------
Revenues:
   Patent license revenue         $      33,333   $      20,261   $     267,647
   Other income                               -               -          19,651
                                  ----------------------------------------------
                                         33,333          20,261         287,298
                                  ----------------------------------------------
Costs and expenses:
   Cost of revenues                       3,333           2,026          64,265
   General and administrative
    expenses                          2,606,386         486,607         732,285
                                  ----------------------------------------------
                                      2,609,719         488,633         796,550
                                  ----------------------------------------------
Operating loss                       (2,576,386)       (468,372)       (509,252)
Other income (expenses):
   Interest income                       17,907             182           1,967
   Interest expense                    (141,043)        (98,197)        (95,990)
   Litigation accrual reversal                -               -         386,148
                                  ----------------------------------------------
Net loss                          $  (2,699,522)  $    (566,387)  $    (217,127)
                                  ==============================================
Net loss per share - basic and
 diluted                          $       (0.06)  $       (0.01)  $       (0.01)
                                  ==============================================
Shares used in computing net loss
 per share                           44,194,562      42,207,884      41,926,272
                                  ==============================================


See accompanying notes.

Affinity Technology Group, Inc. and Subsidiaries

          Consolidated Statements of Stockholders' Equity (Deficiency)

                                  Common Stock
                             -----------------------
                                                                                                 Total
                                                     Additional                              Stockholders'
                                                      Paid-in                   Accumulated      Equity
                                Shares     Amount     Capital   Treasury Stock     Deficit    (Deficiency)
                             ------------ -----------------------------------------------------------------

Balance at December 31, 2003  44,032,493     4,403   70,632,210     (3,505,287)  (68,460,905)   (1,329,579)
Note payable conversion to
 common stock                    148,417        15       29,668              -             -        29,683
Issuance of common stock as
 finder's fees                    50,000         5        3,495              -             -         3,500
Net loss                               -         -            -              -      (217,127)     (217,127)
                             ------------ -----------------------------------------------------------------
Balance at December 31, 2004  44,230,910     4,423   70,665,373     (3,505,287)  (68,678,032)   (1,513,523)
Note payable conversion to
 common stock                    152,194        15       30,424              -             -        30,439
Issuance of common stock as
 finder's fees                    10,000         1        1,099              -             -         1,100
Net loss                               -         -            -              -      (566,387)     (566,387)
                             ------------ -----------------------------------------------------------------
Balance at December 31, 2005  44,393,104     4,439   70,696,896     (3,505,287)  (69,244,419)   (2,048,371)
Note payable conversion to
 common stock                  2,834,302       284      566,576              -             -       566,860
Issuance of common stock as
 finder's fees                     8,000         1        3,199              -             -         3,200
Stock option exercise            200,000        20       23,980              -             -        24,000
Grant of stock options                 -         -      674,081              -             -       674,081
Issuance of warrants                   -         -      200,000              -             -       200,000
Net loss                               -         -            -              -    (2,699,522)   (2,699,522)
                             ------------ -----------------------------------------------------------------
Balance at December 31, 2006  47,435,406  $  4,744  $72,164,732  $  (3,505,287) $(71,943,941) $ (3,279,752)
                             ============ =================================================================

See accompanying notes.

                Affinity Technology Group, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                 Years ended December 31,
                                              2006         2005         2004
                                          --------------------------------------
Operating activities
Net loss                                  $(2,699,522)  $ (566,387)  $ (217,127)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization                 4,360        6,453        8,181
  Impairment loss                                   -            -        1,147
  Amortization of stock option
   compensation                               874,081            -            -
  Deferred revenue                            (33,333)      79,738      (17,647)
  Litigation accrual reversal                       -            -     (386,148)
  Other                                         3,651          796      (14,497)
  Changes in current assets and
   liabilities:
    Accounts receivable                       100,000     (100,000)           -
    Prepaid expenses                          (43,963)      13,496      (27,114)
    Accounts payable                          129,066       98,266      (54,554)
    Accrued expenses                          518,880       90,127      103,024
    Accrued compensation and related
     benefits                                  88,563      183,226       47,190
                                          --------------------------------------
Net cash used in operating activities      (1,058,217)    (194,285)    (557,545)
                                          --------------------------------------

Investing activities
Purchases of property and equipment            (7,581)           -       (1,697)
Proceeds from sale of property and
 equipment                                          -          305       18,600
                                          --------------------------------------
Net cash (used in) provided by investing
 activities                                    (7,581)         305       16,903
                                          --------------------------------------

Financing activities
Proceeds from convertible notes             2,055,000      145,000       25,000
Exercise of stock options                      24,000            -            -
                                          --------------------------------------
Net cash provided by financing activities   2,079,000      145,000       25,000
                                          --------------------------------------
Net increase (decrease) in cash             1,013,202      (48,980)    (515,642)
Cash and cash equivalents at beginning of
 year                                          13,776       62,756      578,398
                                          --------------------------------------
Cash and cash equivalents at end of year  $ 1,026,978   $   13,776   $   62,756
                                          ======================================


See accompanying notes.

                Affinity Technology Group, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements


1.   The Company - Going Concern

     Affinity was formed to develop and market technologies that enable financial institutions and other businesses to provide consumer financial services electronically with reduced or no human intervention. Products and services previously offered by the Company include its DeciSys/RT loan processing system, which automated the processing and consummation of consumer financial services transactions; the Affinity Automated Loan Machine (the "ALM"), which allowed an applicant to apply for and, if approved, obtain a loan in as little as ten minutes; the Mortgage ALM, which allowed an applicant to apply for a mortgage loan; e-xpertLender, which permitted a financial institution to make automated lending decisions through its call centers and branches; iDEAL, which permitted automobile lenders to make automobile lending decisions for loan applications originated at automobile dealers; and rtDS, which permitted lenders to deliver credit decisions to applicants over the Internet. Due to capital constraints, the Company has suspended all efforts to further develop, market and operate these products and services. The Company's last processing contract terminated in late 2002, and the Company has no plans in the near term to engage in further sales or other activities related to its products or services, other than to attempt to license certain of the patents that it owns. Currently, the Company's business activities consist exclusively of attempting to enter into license agreements with third parties to license the Company's rights under certain of its patents and in pursuing the patent litigation described below in an effort to protect this intellectual property and obtain recourse against alleged infringement of these patents.

     To date, the Company has generated substantial operating losses and has been required to use a substantial amount of cash resources to fund its operations. At December 31, 2006, the Company had cash and cash equivalents of $1,026,978. The Company generally has been unable to enter into licensing agreements with potential licensees upon terms that are acceptable to the Company and, as discussed above, is attempting to seek recourse through litigation with alleged infringers of its patents. To vigorously pursue its lawsuits, the Company anticipates that it will need to increase its operating expenses due to, among other things, increased litigation costs and related expenses. Accordingly, to remain viable through 2007, it is critical that the Company raise additional capital through the sale of debt and/or equity securities or from licensing its patents. No assurances can be given that the Company will be able to raise additional capital or generate capital from its patent licensing business. Unless the Company raises additional capital, it may have to consider alternatives for winding down its business, which may include offering its patents for sale or filing for bankruptcy protection.

     In conjunction with its product development activities, the Company applied for and obtained three patents. The Company has been granted two patents covering its fully-automated loan processing systems (U.S. Patent Nos. 5,870,721 C1 and 5,940,811 C1). In August 2000, the U.S. Patent and Trademark Office ("PTO") issued to the Company a patent covering the fully-automated establishment of a financial account including credit accounts (U.S. Patent No. 6,105,007 C1).

     All of these patents have been subject to reexamination by the PTO as a result of challenges to such patents by third parties. On January 28, 2003, the Company received a Reexamination Certificate (U. S. Patent No. 5,870,721 C1) from the PTO which formally concluded the reexamination of U. S. Patent No. 5,870,721. On December 20, 2005, the Company received a Reexamination Certificate (U.S. Patent No. 5,940,811 C1) from the PTO which formally concluded the reexamination of U.S. Patent No. 5,940,811. On July 25, 2006, the Company received a Reexamination Certificate (U.S. Patent No. 6,105,007 C1) from the PTO which formally concluded the reexamination of U.S. Patent No. 6,105,007 and which indicated that the reexamination resulted in the full allowance of all the claims of this patent. It is possible that third parties may bring additional actions to contest all or some of the Company's patents. The Company can make no assurances that it will not lose all or some of the claims covered by its existing patents.

     In June 2003, the Company filed a lawsuit against Federated Department Stores, Inc. ("Federated"), and certain of its subsidiaries alleging that Federated has infringed one of the Company's patents (U. S. Patent No. 6,105,007). In September 2003, the Company filed a similar lawsuit against Ameritrade Holding Corporation and its subsidiary, Ameritrade, Inc. (collectively "Ameritrade"), alleging infringement of the same patent. Both lawsuits were filed in the United States District Court in Columbia, South Carolina (the "Columbia Federal Court"), and both seek unspecified damages. In 2004, at the request of Federated and Ameritrade, the PTO determined to reexamine U.S. Patent No. 6,105,007. As a result of the reexamination of U.S. Patent No. 6,105,007, the Company jointly, with Federated and Ameritrade, requested the Columbia Federal Court to stay the lawsuits against Federated and Ameritrade pending resolution of the reexamination of U. S. Patent No. 6,105,007. In March 2006, the Company was notified that the PTO had concluded the reexamination of U.S. Patent No. 6,105,007 and that such reexamination resulted in the full allowance of all the claims of this patent. As a result of the completion of the PTO's reexamination of U.S. Patent No. 6,105,007, the stay of these lawsuits against Federated and Ameritrade was automatically lifted, and these lawsuits are now proceeding.

     In November 2003, Household International, Inc. ("Household") filed a declaratory judgment action against the Company in the United States District Court in Wilmington, Delaware (the "Delaware Federal Court"). In its complaint Household requested the Delaware Federal Court to rule that Household was not infringing any of the claims of the Company's patents (U.S. Patent No. 5,870,721 C1, No. 5,940,811, and No. 6,105,007) and that the patents were not valid. The Company filed counterclaims against Household claiming that Household infringes
U. S. Patent No. 5,870,721 C1, No.  5,940,811,  and No.  6,105,007.  The Company
also filed a motion with the Delaware Federal Court to transfer the case to the Columbia Federal Court. In April 2004, the Delaware Federal Court granted the Company's motion to transfer the case to Columbia Federal Court. As a result of the reexamination of U.S. Patent No. 6,105,007, the Company jointly, with Household, requested and received a stay of the Household action from the Columbia Federal Court pending the resolution of the PTO's reexamination of U.S. Patent No. 6,105,007. As discussed above, the PTO has concluded the reexamination of U.S. Patent No. 6,105,007. Accordingly, the stay of this lawsuit was automatically lifted, and this lawsuit is now proceeding.

     In accordance with the patent infringement lawsuits with Federated, TD Ameritrade (formerly Ameritrade) and HSBC (formerly Household), as described above, a "Markman Hearing" was held in December 2006. Markman hearings are proceedings under U.S. patent law in which plaintiffs and defendants present their arguments to the court as to how they believe the patent claims - which define the scope of the patent holder's rights under the patent - should be interpreted for purposes of determining at trial whether the patents have been infringed. For purposes of the Markman hearing, the Federated, TD Ameritrade and HSBC cases were consolidated into one hearing and held by the Columbia Federal Court. As a result of the Markman proceedings the Columbia Federal Court interpreted and construed the meaning of numerous claim terms which bear on the scope of the patents. Although most claim terms were construed in a manner the Company believes are favorable, the trial judge interpreted and construed certain claim terms, most notably those related to the term "remote interface" as claimed in the Company's second loan processing patent (U.S. Patent No. 5,940,811 C1) and its financial account patent (U.S. Patent No. 6,105,007 C1), in a manner unacceptable and unfavorable to the Company. In these patents, the Court interpreted and construed "remote interface" to mean computer equipment, including personal computer equipment, that is not owned by a consumer. The Court applied no such limitation in construing the term "remote interface" under the Company's first loan processing patent (U.S. Patent No. 5,870,721 C1). Unless the Company can obtain a more favorable interpretation of certain claim terms, it is possible the scope of the Company's patents could be significantly limited. In order to seek a reversal of these unfavorable Markman rulings, the Company will likely be required to appeal the rulings to the Federal Circuit Court of Appeals. Moreover, the Company believes that an appeal of its Markman rulings will likely delay its current patent infringement lawsuits and hinder its ability to license its patents. Further, the appeal of the Markman rulings will likely require substantial resources and an extended period of time to complete, which will in turn likely increase the already significant costs and expected time required to prosecute the Company's existing infringement actions. No assurance can be given that the Company will have the resources necessary to complete its appeal of the Markman rulings or its underlying lawsuits or that it will be successful in obtaining a favorable outcome.

     In addition, the Company and its founder, Jeff Norris, are defendants in a lawsuit filed by Temple Ligon on November 30, 1996 in the Court of Common Pleas for the County of Richland in Columbia, South Carolina. Mr. Ligon claims, among other things, that the Company and Mr. Norris breached an agreement to give him a 1% equity interest in the Company in consideration of services Mr. Ligon claims to have performed in 1993 and 1994 in conjunction with the formation of the Company, and seeks monetary damages of $5,463,000. This lawsuit initially resulted in a jury verdict against the Company of $68,000. However, Mr. Ligon subsequently requested and was granted a new trial. In January 2004, this lawsuit resulted in another jury verdict against the Company of $382,148. In connection with the litigation and the resulting jury verdict, the Company filed post-trial motions with the trial court in which, among other things, it claimed that the jury verdict should be set aside. On July 23, 2004, the trial judge granted the Company's motions, set aside the jury verdict, and ordered entry of a judgment in favor of the Company. The plaintiff appealed the trial judge's ruling to the South Carolina Court of Appeals (the "Appeals Court"). On October 30, 2006, the Appeals Court reversed the trial judge's decision and reinstated the jury verdict of $382,148. The Company's petition to the Appeals Court for a rehearing of the case has been denied, and the Company intends to petition the South Carolina Supreme Court for relief from this ruling. If the Company becomes obligated to pay more than an insignificant amount of damages in connection with this litigation, it could be forced to consider alternatives for winding down its business, which may include offering its patents for sale or filing for bankruptcy protection.

     Management's plans with respect to addressing the matters discussed above are to continue to prosecute the patent infringement lawsuits in which the Company is involved and to seek remedies which would provide to it a more favorable interpretation of its patent claims, as such terms were interpreted in its Markman proceedings by the Columbia Federal Court. It is likely that the Company will have to appeal the Columbia Federal Court's Markman rulings. The Company's currently limited capital resources may not be sufficient to continue to prosecute its patent infringement lawsuits and to prosecute an appeal of its Markman rulings. In the event the Company's current capital resources are not sufficient, management intends to attempt to raise additional capital to continue the prosecution of its lawsuits and any necessary appeals. No assurance can be given that management will be successful in raising additional capital if needed to continue the operations of the Company.

     There is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from this uncertainty. However, management believes that any adjustments to reflect the possible future effects on the recoverability and classification of assets and amounts of liabilities would not materially change the Company's financial position.

2.   Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of Affinity Technology Group, Inc. and its subsidiaries, Affinity Bank Technology Corporation, Affinity Clearinghouse Corporation, Affinity Credit Corporation, Affinity Processing Corporation, Affinity Mortgage Technology, Inc., decisioning.com, Inc. ("decisioning.com"), and Multi Financial Services, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

     The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and notes payable approximate their fair values.

Property and Equipment

     Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives range from five to ten years for office furniture and fixtures and three to five years for all other depreciable assets. Depreciation expense was approximately $4,000, $6,000 and $7,000 during 2006, 2005 and 2004, respectively.

Revenue Recognition

     Patent licensing - The Company recognizes revenue from patent licensing activities pursuant to the provisions of each license agreement which specify the periods to which the related license and corresponding revenue applies.

     Deferred revenues - Deferred revenues relate to unearned revenue associated with cash received for patent licenses. Such revenue is recognized in the period the patent license entitles the licensee to use technology covered by the Company's patents.

Cost of Revenues

     Cost of revenues consists solely of commissions paid to the Company's patent licensing agents. Commissions paid or accrued by the Company totaled $3,333, $2,026 and $64,265 for the years ended December 31, 2006, 2005, and
2004, respectively.


Stock Based Compensation

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, "Share-Based Payments" (SFAS 123R), on January 1, 2006. This statement requires the Company to recognize the cost of employee and director services received in exchange for the stock options it has awarded. Under SFAS 123R the Company is required to recognize compensation expense over an award's vesting period based on the award's fair value at the date of grant. The Company has elected to adopt SFAS 123R on a modified prospective basis; accordingly, the financial statements for the periods prior to January 1, 2006 do not include stock based compensation under the fair value method. The Company uses the Black-Scholes option pricing model to value its stock option grants.

     Prior to January 1, 2006, the Company applied APB Opinion No. 25, "Accounting for Stock Issued to Employees" for measurement and recognition of stock based transactions with its employees and directors. If the Company had recognized compensation expense for its stock based transactions based on the fair value method prescribed by SFAS 123R, net loss and net loss per share for the years ended December 31, 2005 and 2004 would have been as follows:

                                                       2005            2004
                                                   -----------------------------
Net loss:
As reported                                        $   (566,387)   $   (217,127)
Add: stock-based compensation expense included in
 reported net income                                          -               -
Deduct: stock-based compensation expense
 determined under the fair value based method for
 all awards                                              (6,543)        (22,887)
                                                   -----------------------------
Pro forma net loss                                 $   (572,930)   $   (240,014)
                                                   =============================

Net loss per common share:
  As reported:
    Basic and diluted                              $      (0.01)   $      (0.01)
                                                   =============================
  Pro forma:
    Basic and diluted                              $      (0.01)   $      (0.01)
                                                   =============================

     See Note 5 for more information regarding the Company's stock compensation plans and the assumptions used to prepare the pro forma information presented above.

Net Loss Per Share of Common Stock

     All net loss per share of Common Stock amounts presented have been computed based on the weighted average number of shares of Common Stock outstanding in accordance with SFAS 128. Stock warrants and stock options are not included in the calculation of dilutive loss per common share because the Company has experienced operating losses in all periods presented and, therefore, the effect would be antidilutive.

New Accounting Standards

     The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the
Company:

     In March 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 156, "Accounting for Servicing of Financial Assets" ("SFAS 156"), which amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with the respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 permits the choice of the amortization method or the fair value measurement method, with changes in fair value recorded in income, for the subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. The statement is effective for years beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect SFAS 156 to have a material impact on the Company's financial position or results of operations.

     In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect FIN 48 to have a material impact on the Company's financial position or results of operations.

     On September 13, 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 108 ("SAB 108"), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for the first fiscal year ending after November 15, 2006. The adoption of this statement is not expected to have a material impact on the Company's financial position or results of operations.

     Also in September 2006, the FASB issued SFAS No. 157, "Fair Value Measurement", effective for our fiscal year beginning January 1, 2008. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements, but simplifies and codifies related guidance within GAAP. This Statement applies under other accounting pronouncements that require or permit fair value measurements. The Company is currently reviewing this pronouncement, but believes it will not have a material impact on our financial statements.

     Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company's consolidated financial statements upon adoption.

Income Taxes

     Deferred income taxes are calculated using the liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

Concentrations of Credit Risk

     The Company is not exposed to any concentration of credit risk.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Reclassification

     Certain amounts in 2004 and 2005 have been reclassified to conform to 2006 presentations for comparability. These reclassifications have no effect on previously reported stockholders' equity (deficiency) or net loss.

3.   Property and Equipment

Property and equipment consists of the following:

                                                       December 31,
                                                      2006        2005
                                                  -----------------------
Data processing equipment                          $  22,032   $  32,109
Office furniture and fixtures                         19,087      37,161
Other equipment                                       11,038      11,038
Purchased software                                     3,770       3,770
                                                  -----------------------
                                                      55,927      84,078
Less accumulated depreciation and amortization       (48,361)    (79,282)
                                                  -----------------------
                                                   $   7,566   $   4,796
                                                  =======================

4.   Convertible Notes

     The contractual maturities of the principal outstanding related to the Company's convertible notes at December 31, 2006 are as follows:

        Contractual Maturity Date         Principal Outstanding
        -------------------------      ---------------------------
               August 2008                    $    1,235,666
             September 2008                        1,905,000
                                       ---------------------------
                  Total                       $    3,140,666
                                       ===========================

     In 2002, the Company initiated a convertible note program under which it was authorized to issue up to $1,500,000 principal amount of its 8% convertible secured notes (the "notes"). In February 2006, the convertible note program was amended to allow the Company to issue up to $3,000,000 of its notes. Prior to August 2006, the Company had issued an aggregate of $1,575,336 principal amount of notes under this program, including notes with an aggregate principal amount of $536,336 that have been converted into shares of the Company's common stock.

     These notes bear interest at 8%, are convertible into the Company's common stock at a conversion rate of $.20 per share (for notes issued prior to the April 2006 amendment to the program) or $.50 per share (for notes issued in May
2006), and are secured by the Company's equity interest in its decisioning.com, Inc. subsidiary, which owns the Company's patent portfolio. Principal and interest under these notes generally becomes payable in full on the second anniversary of the date on which these notes were issued. However, under the terms of the notes, the full amount of principal and interest under all notes may be declared immediately due and payable in certain events, including bankruptcy or similar proceedings involving the Company, a default in the payment of principal and interest under any note, or a change in control of the Company.

     From June 2004 through August 2006, the Company was in default regarding payment of principal and interest due under certain of the notes. Accordingly, the full amount of principal and interest outstanding under all notes was payable at the option of all noteholders. At December 31, 2005, the amount of principal and accrued interest outstanding under all of the notes was $1,595,906.

     In August 2006, the Company and the holders of all outstanding notes entered into an amended and restated note purchase agreement under which such holders agreed to extend the maturity date of such notes by exchanging them (including all interest accrued thereon) for new two-year notes due in August 2008 in the aggregate principal amount of $1,268,027. Under the amended note purchase agreement, the Company may issue notes in the aggregate principal amount of up to $5,000,000 (including the notes issued to current noteholders, as described in the preceding sentence) having an exercise price determined by the Company and each investor at the time of issuance.

     The new notes issued in August 2006 have the same terms as the old notes for which they were exchanged, except that the new notes will mature in August 2008. Of the new notes issued, notes with a principal amount of $1,115,068 are convertible into shares of the Company's common stock at $.20 per share, and notes with a principal amount of $152,959 are convertible into shares of the Company's common stock at $.50 per share. The new notes include a note in the principal amount of $166,863 issued to the Company's Chief Executive Officer and a note in the principal amount of $122,115 issued to a subsidiary of The South Financial Group. The South Financial Group Foundation, a non-profit foundation established by the South Financial Group, owns approximately 10% of the Company's outstanding capital stock.

     In September 2006, The Company sold additional convertible notes in the aggregate principal amount of $1,905,000. The terms of these notes are the same as the notes previously issued by the Company, except that they may be converted into the Company's common stock at a rate of $.42 per share, and the Company has agreed to prepare and file with the Securities and Exchange Commission, on or before January 31, 2007, a registration statement with respect to the Company's common stock issuable upon conversion of these notes.

5.   Stockholders' Deficiency

Preferred Stock

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. At December 31, 2006 and 2005 there are no shares of preferred stock issued or outstanding.

Stock Option Plans

     During 2006, the Company had two stockholder-approved stock option plans, the 1995 Stock Option Plan and the 1996 Incentive Stock Option Plan. Under the 1995 Stock Option Plan the Company granted incentive stock options and nonqualified stock options to employees, directors, consultants and independent contractors. This plan closed in April 1996. In 2006, all outstanding and unexercised stock options granted under the plan expired. Accordingly, at December 31, 2006, there were no outstanding options under the 1995 Stock Option Plan.

     In April 1996, the Company adopted the 1996 Incentive Stock Option Plan. This plan closed in April 2006. Under the terms of the plan, incentive options were issued at an exercise price not less than the estimated fair market value on the date of grant. Generally, options granted vest ratably over a 60 month term. The 1996 Incentive Stock Option Plan was amended and restated effective May 28, 1999, to increase the number of shares of common stock available for issuance from 1,900,000 to 2,900,000 and to permit non-employee directors to participate in the 1996 Stock Option Plan. Under the Company's director compensation program in effect from April 1999 to March 2002, non-employee directors received options under the 1996 Incentive Stock Option Plan to purchase 5,000 shares of common stock of the Company on the 5th business day after each annual shareholder meeting. In March 2002, the Company adopted a new director compensation program as a component of the 1996 Incentive Stock Option Plan under which all non-employee directors received a one-time grant of options to purchase 100,000 shares of the Company's stock at the closing sales price of the Company's common stock on the business day immediately prior to the date of grant. Such options vest ratably over a two-year period. Under the program, all non-employee directors on the Board were granted options to purchase 100,000 shares on March 20, 2002.

     Additionally, on July 14, 2006, the Board of Directors granted to executives of the Company and to its non-employee directors an additional 4,350,000 options to purchase the Company's common stock ("The 2006 Stock Option Grant"). Included in the 2006 Stock Option Grant were options granted to executive officers to purchase 3,350,000 shares of the Company's common stock at an exercise price of $0.50. One-third of the options granted to the executive officers vested at the date of grant and the remainder vest in two annual installments on the first and second anniversaries of the date of grant.

     The 2006 Stock Option Grant also included options granted to non-employee directors to purchase 1,000,000 shares of the Company's common stock. Of these options, 500,000 options are exercisable at $0.35 per share and vested at the grant date. The remaining 500,000 options granted to non-employee directors are exercisable at $0.50, and vest in two equal installments on the first and second anniversaries of the grant date. The closing price of the Company's common stock was $0.35 on the day immediately preceding the date of the 2006 Stock Option Grant.

     All the options granted pursuant to the 2006 Stock Option Grant have a contractual term of 10 years and a remaining contractual term of 9.5 years at December 31, 2006. During 2006, none of the options were exercised or forfeited. At the grant date and at December 31, 2006, the weighted-average exercise price was $0.48. At December 31, 2006, the weighted-average exercise price of the 1,616,666 options exercisable pursuant to the 2006 Stock Option Grant was $0.45. At the date of grant, the options granted had a weighted-average fair value of $0.26 and total compensation cost was $1,136,000. Of the total compensation costs related to the 2006 Stock Option Grant, the Company recognized compensation expense of $671,556 in 2006 and will recognize $355,333 and $109,111 in 2007 and 2008, respectively. At December 31, 2006, the closing price of the Company's common stock was less than the weighted-average exercise price of options which were outstanding and which were exercisable; accordingly, there was no intrinsic value associated with such options.

A summary of activity under the 1995 and 1996 Option Plans is as follows:

                                                       Options Outstanding
                                                  ------------------------------
                                        Shares
                                       Available     Number    Weighted Average
                                       for Grant    of Shares   Price Per Share
1995 Stock Option Plan
Balance at December 31, 2003                    -       18,020      $0.44
Options canceled/forfeited/expired              -      (10,600)     $0.44
                                     -------------------------------------------
Balance at December 31, 2004                    -        7,420      $0.44
Options canceled/forfeited/expired              -       (4,240)     $0.44
                                     -------------------------------------------
Balance at December 31, 2005                    -        3,180      $0.44
Options canceled/forfeited/expired              -       (3,180)     $0.44
                                     -------------------------------------------
Balance at December 31, 2006                    -            -          -
                                     ===========================================
*T


-0-
*T
1996 Incentive Stock Option Plan
Balance at December 31, 2003              577,250    2,150,820      $0.50
Options granted                                 -            -      $0.00
Options cancelled/forfeited                17,500      (17,500)     $0.22
                                     -------------------------------------------
Balance at December 31, 2004              594,750    2,133,320      $0.50
Options granted                                 -            -      $0.00
Options cancelled/forfeited                99,620      (99,620)     $0.34
                                     -------------------------------------------
Balance at December 31, 2005              694,370    2,033,700      $0.51
Plan Closed                              (694,370)           -          -
Options exercised                               -     (200,000)     $0.12
Options cancelled/forfeited                     -     (100,000)     $1.47
                                     -------------------------------------------
Balance at December 31, 2006                    -    1,733,700      $0.50
                                     ===========================================


     A summary of stock options exercisable and stock options outstanding under the 1996 Incentive Stock Option Plan is as follows:

                           1996 Incentive Stock Option Plan
---------------------------------------------------------------------------------------

                   Options Exercisable                 Options Outstanding
                   at December 31, 2006                At December 31, 2006
               ------------------------------------------------------------------------
                                                                           Weighted
                                Weighted                    Weighted       Average
   Range of                      Average                     Average      Remaining
   Exercise        Number         Price        Number         Price      Contractual
    Prices       Exercisable    Per Share    Outstanding    Per Share    Life (years)
---------------------------------------------------------------------------------------
 $0.09 - $0.94      1,370,000    $0.20          1,440,000    $0.20           4.6
 $1.06 - $3.75        293,700    $1.98            293,700    $1.98           2.5
               ------------------------------------------------------------------------
 $0.09 - $3.75      1,663,700    $0.52          1,733,700    $0.50           4.3
               ========================================================================

     At December 31, 2006, the closing price of the Company's common stock was less than the weighted-average exercise price of options granted in accordance with the 1996 Stock Option Plan which were outstanding and which were exercisable; accordingly, there was no intrinsic value associated with such options. In 2006, the Company recognized $2,524 of compensation expense associated with options granted under this plan and additional compensation cost of $1,558 will be recognized over the next 2 years.

     The fair value of each option award is estimated using the Black-Scholes option-pricing at the date of grant. The following table sets forth the assumptions used by the Company to estimate the fair value of options granted in 2006. Expected volatility is based on historical monthly stock prices starting on April 26, 1996. Historical data and other factors that could affect the Company and its options programs are used to estimate the expected option life. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield in effect at the time of grant.

                                                  2006
                                             ---------------
                Dividend yield                     -
                Expected volatility               138%
                Risk-free rate of return          4.82%
                Expected option life, year         3

     For purposes of preparing its pro forma stock-based compensation disclosures as set forth in Note 2, the Company estimated the fair value at the date of grant for the options issued prior to 2006 using the following assumptions: expected volatility, 85% to 142%; risk free rate of return, 1.99% to 6.60%; dividend yield, 0%; and expected option life, 3 years.

     The Black-Scholes and other option pricing models were developed for use in estimating fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions. The Company's employee stock options have characteristics significantly different than those of traded options, and changes in the subjective assumptions can materially affect the fair value estimate.

     Stock Warrants

     In July 2006, the Company engaged Morgan Keegan & Company ("Morgan Keegan") to act as its exclusive financial advisor to assist the Company in raising capital and with the Company's patent licensing program and strategic and financial alternatives. Under the terms of the engagement, the Company issued to Morgan Keegan, as an advisory fee, a warrant with a five-year term to purchase 2,500,000 shares of the Company's common stock for $0.50 per share. The warrant was exercisable at the date of issuance and the Company recognized the estimated fair value of the warrant as an expense of $200,000. The Company estimated the fair value of the warrant in a manner consistent with its method for estimating the fair value of its stock options as discussed above.

     In September 2000, the Company entered into a convertible debenture and warrants purchase agreement with an investor and, in connection therewith, issued to the broker representing the investor in this transaction a five-year warrant to acquire 35,000 shares of the Company's common stock at $0.47 per share. These warrants expired unexercised in 2005.

6.   Employee Benefit Plans

     The Company has an employee savings plan (the Savings Plan) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit.

7.   Leases

     The Company has a prepaid two-year lease on its principal office space. The lease expires in December 2008. Additionally, the Company has a month-to-month operating lease for the rental of its warehouse. Future minimum lease payments under these leases at December 31, 2006 are approximately $1,200, all of which is payable in 2007. In 2006, 2005, and 2004 the Company incurred rent expense, including rent associated with cancelable rental agreements, of approximately $21,000, $24,000 and $32,000, respectively.

8.   Income Taxes

     As of December 31, 2006, the Company had federal and state tax net operating loss carryforwards of approximately $69,949,000. The net operating loss carryforwards will begin to expire in 2009, if not utilized.

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consist of the following:

                                                   December 31,
                                               2006            2005
                                          ------------------------------
      Deferred tax assets:
        Net operating loss carryforwards  $  26,091,000   $  25,102,000
        Accrued expenses                         37,000          19,000
        Other                                         -               -
                                          ------------------------------
      Total deferred tax assets              26,128,000      25,121,000
                                          ------------------------------
      Deferred tax liabilities:
        Other                                         -               -
                                          ------------------------------
      Total deferred tax liabilities                  -               -
                                          ------------------------------
      Less: Valuation allowance             (26,128,000)    (25,121,000)
                                          ------------------------------
      Total net deferred taxes            $           -   $           -
                                          ==============================

     The Company has recorded a valuation allowance for the full amount of its net deferred tax assets as of December 31, 2006 and 2005, based on management's evaluation of the evidential recognition requirements under the criteria of SFAS
109. The main component of the evidential recognition requirements was the Company's cumulative pretax losses since inception. The provision for income taxes at the Company's effective rate did not differ from the provision for income taxes at the statutory rate for 2006, 2005, and 2004.

9.   Segment Information

     The Company conducts its business within one industry segment - financial services technology. To date, all revenues generated have been from transactions with North American customers. Single entities accounted for 100%, 100% and 87% of revenues in 2006, 2005, and 2004, respectively.

10.  Related Party Transactions

     In December 2003, the Company sold a two year convertible note in the principal amount of $100,000 to a subsidiary of The South Financial Group, which at that time owned approximately 12% of the Company's outstanding common stock. In June 2002, the Company sold a two year convertible secured note to its Chairman, President and Chief Executive Officer in the principal amount of $125,000. These notes bear interest at 8%, and principal and accrued interest were due in December 2005 and June 2004, respectively. As discussed more fully in Note 4, in August 2006 the Company exchanged its outstanding convertible notes for new convertible notes. In accordance with the exchange the Company issued new convertible notes to a subsidiary of The South Financial Group, Inc. and to the Company's Chief Executive Officer in the principal amounts of $122,115 and $166,863, respectively.

     In 2006, 2005 and 2004, the Company leased office space from a holder of a portion of its convertible notes. The lease was on a month-to-month basis and was terminated in January 2007. Rental expense for the office space was $6,000, $9,250 and $18,000 in 2006, 2005 and 2004, respectively.

11.  Commitments and Contingent Liabilities

     The Company and its founder, Jeff Norris, are defendants in a lawsuit filed by Temple Ligon on November 30, 1996 in the Court of Common Pleas for the County of Richland in Columbia, South Carolina. Mr. Ligon claims, among other things, that the Company and Mr. Norris breached an agreement to give him a 1% equity interest in the Company in consideration of services Mr. Ligon claims to have performed in 1993 and 1994 in conjunction with the formation of the Company, and seeks monetary damages of $5,463,000. This lawsuit initially resulted in a jury verdict against the Company of $68,000. However, Mr. Ligon subsequently requested and was granted a new trial. In January 2004, this lawsuit resulted in another jury verdict against the Company of $382,148. In connection with the litigation and the resulting jury verdict, the Company filed post-trial motions with the trial court in which, among other things, it claimed that the jury verdict should be set aside. On July 23, 2004, the trial judge granted the Company's motions, set aside the jury verdict, and ordered entry of a judgment in favor of the Company. The plaintiff appealed the trial judge's ruling to the South Carolina Court of Appeals (the "Appeals Court"). On October 30, 2006, the Appeals Court reversed the trial judge's decision and reinstated the jury verdict of $382,148. The Company's petition to the Appeals Court for a rehearing of the case has been denied, and the Company intends to petition the South Carolina Supreme Court for relief from this ruling. If the Company becomes obligated to pay more than an insignificant amount of damages in connection with this litigation, it could be forced to consider alternatives for winding down its business, which may include offering its patents for sale or filing for bankruptcy protection.

12.  Quarterly Results of Operations (Unaudited)

                            First        Second         Third         Fourth
                           Quarter      Quarter        Quarter       Quarter
                        --------------------------------------------------------
Year ended
December 31, 2006
Revenue                   $    8,333   $     8,334   $      8,333   $     8,333
Gross profit                   7,500         7,500          7,500         7,500
Net (loss) income            (89,946)     (219,965)    (1,610,054)     (779,557)
Net loss per share -
 basic and diluted             (0.00)        (0.00)         (0.04)        (0.02)

Year ended
December 31, 2005
Revenue                   $    4,412   $     4,412   $      4,411   $     7,026
Gross profit                   3,971         3,971          3,969         6,324
Net (loss) income           (129,625)     (165,330)      (134,976)     (136,456)
Net loss per share -
 basic and diluted             (0.00)        (0.00)         (0.00)        (0.00)

The sum of certain net loss per share amounts differs from the annual reported total due to rounding.

                         AFFINITY TECHNOLOGY GROUP, INC.

                        4,535,714 Shares of Common Stock


                                   PROSPECTUS

                               ____________, 2007


Dealer Prospectus Delivery Obligation

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs, other than underwriting discounts and commissions; we will pay in connection with the sale of all of the common stock being registered. All amounts, except the SEC registration fee are estimates.

         SEC registration fee.....................................       $204
         Blue sky fees and expenses...............................       *
         Printing and engraving expenses..........................       *
         Legal fees and expenses..................................       *
         Accounting fees and expenses.............................       *
         Transfer agent and registrar fees and expenses...........       *
         Miscellaneous............................................       *
                                                                     ---------
              Total...............................................    $  *
                                                                     =========

-------------------
* To be furnished by amendment



Item 14. Indemnification of Directors and Officers

     Our by-laws require us to indemnify our officers and directors against any expenses and liabilities reasonably incurred by them as a result of serving as an officer or director of the company to the fullest extent authorized by the General Corporation Law of the State of Delaware. We maintain an insurance policy to support the foregoing indemnity obligations. In addition, our certificate of incorporation has eliminated the personal liability of our directors to the company and our stockholders for monetary damages for breach of their fiduciary duties as a director, subject to certain exceptions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

     Finders Fee Grants

     On June 17, 2004, the Company issued 50,000 shares of its common stock to an individual in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The shares were issued in consideration of the individual's efforts in introducing the Company to investors who acquired portions of the Company's convertible notes in September 2003, November 2003, December 2003, and January 2004.

     On May 5, 2005, the Company issued 10,000 shares of its common stock to an individual in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The shares were issued in consideration of the individual's efforts in introducing the Company to investors who acquired portions of the Company's convertible notes in May 2005.

     On May 10, 2006, the Company issued 8,000 shares of its common stock to an individual in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The shares were issued in consideration of the individual's efforts in introducing the Company to investors who acquired portions of the Company's convertible notes in May 2006.

     Sales of Convertible Notes

     On January 9, 2004,  May 6, 2005,  August 15, 2005,  December 13, 2005, May
     11, 2006 and September 13, 2006, the Company issued its 8% convertible notes, each with a two-year maturity, in the aggregate principal amounts of $25,000, $75,000, $45,000, $25,000, $150,000 and $1,905,000, respectively.
     These notes are convertible into the Company's common stock at conversion rates of between $0.20 and $0.50. On August 9, 2006, we exchanged convertible notes in the aggregate principal amount of $1,268,027 for our then outstanding notes and accrued interest thereon. These notes are also exercisable at conversion rates of between $0.20 and $0.50. These notes were issued to accredited investors in transactions not involving a public offering pursuant to Section 4(2) of the Securities Act or Regulation D thereunder or Section 3(a)(9) thereunder.

     Warrants

     In connection with the execution of a letter agreement dated July 10, 2006 with Morgan Keegan, the Company issued to Morgan Keegan, as an advisory fee, a warrant with a five-year term to acquire 2,500,000 shares of its common stock for $0.50 per share. The warrant was issued in a transaction exempt from the registration requirements of the Securities Act pursuant to
     Section 4(2) thereof.

     Option Grants

     On July 14, 2006, the Company granted options to acquire an aggregate of 4,350,000 shares of its common stock to its executive officers and outside directors. These options, which have terms of ten years each, are exercisable at prices ranging from $0.35 to $0.50 per share. These options were granted in a transaction not involving a public offering pursuant to
     Section 4(2) of the Securities Act or Regulation D thereunder.

Item 16. Exhibits and Financial Statement Schedules


   Exhibit    Description
   Number
--------------------------------------------------------------------------------
    3.1       Certificate of Incorporation of Affinity Technology Group, Inc.,
              which is hereby incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of Affinity Technology Group,
              Inc. (File No. 333-1170).
    3.2       Certificate  of Amendment  to  Certificate  of  Incorporation  of
              the Company,  which is hereby incorporated  by reference to
              Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006
    3.3       Bylaws of Affinity Technology Group, Inc., which is hereby incorporated by reference to Exhibit 3.2 to the Registration
              Statement on Form S-1 of Affinity Technology Group, Inc. (File No.
              333-1170).
    4.1       Specimen Certificate of Common Stock, which is hereby incorporated by reference to Exhibit 4.1 to the Registration Statement on Form
              S-1 of Affinity Technology Group, Inc. (File No. 333-1170).
    4.2       Sections 4, 7 and 8 of the Certificate of Incorporation of
              Affinity Technology Group, Inc., as amended, and Article II,
              Sections 3, 9 and 10 of the Bylaws of Affinity Technology Group,
              Inc., as amended, which are incorporated by reference to Exhibits
              3.1 and 3.2, respectively, to the Registration Statement on Form
              S-1 of Affinity Technology Group, Inc. (File No. 333- 1170).
    4.3       Convertible Note Purchase Agreement, dated June 3, 2002,  between
              Affinity Technology Group, Inc., and certain investors, which is incorporated by reference to Exhibit 4.1 to the Company's
              Quarterly Report on Form 10-Q for the Quarter ended June 30, 2002.
    4.4       Amended and Restated  Convertible  Note Purchase Agreement, dated
              August 9, 2006, among the Company and the investors named therein, which is hereby incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June
              30, 2006.
    4.5       Form of 8% Convertible Secured Note, which is hereby  incorporated by reference to Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
    4.6       Amended and Restated Security Agreement, dated August 9, 2006, among the Company and the investors named therein, which is hereby incorporated by reference to Exhibit 4.3 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
    4.7       Letter Agreement, dated as of September 12, 2006, among Affinity
              Technology Group, Inc. and certain purchasers of convertible notes under the Amended and Restated Convertible Note Purchase
              Agreement, dated as of August 9, 2006, among the Company and the investors named therein, which is hereby incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on September 20, 2006.
    5.1       Opinion of Robinson, Bradshaw & Hinson, P.A.
    10.1      Form of Stock Option Agreement (1995 Stock Option Plan), which is hereby incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of Affinity Technology Group,
              Inc. (File No. 333-1170).
    10.2      Form of Stock Option Agreement (1996 Stock Option Plan), which is hereby incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 of Affinity Technology Group,
              Inc. (File No. 333-1170).
    10.3      Form of Stock Option Agreement (Directors' Stock Option Plan),
              which is hereby incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 of Affinity Technology Group,
              Inc. (File No. 333-1170).
    10.4      1995 Stock Option Plan of Affinity Technology Group, Inc., which is hereby incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Affinity Technology Group,
              Inc. (File No. 333-1170).
    10.5      Amended and Restated 1996 Stock Option Plan of Affinity Technology
              Group, Inc., which is hereby incorporated by reference to Exhibit
              10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

    10.6      Non-Employee Directors' Stock Option Plan of Affinity Technology
              Group, Inc., which is hereby incorporated by reference to Exhibit
              10.12 to the Registration Statement on Form S-1 of Affinity
              Technology Group, Inc. (File No. 333-1170).
    10.7      Stock Rights Agreement, dated October 20, 1995, between Affinity
              Technology Group, Inc., and certain investors, which is hereby incorporated by reference to Exhibit 10.15 to the Registration
              Statement on Form S-1 of Affinity Technology Group, Inc. (File No.
              333-1170).
    10.8      Declaration of First Amendment to 1996 Stock Option Plan of
              Affinity Technology Group, Inc., and 1995 Stock Option Plan of
              Affinity Technology Group, Inc., which is incorporated by
              reference to Exhibit  10.10 to the Company's Annual Report on Form
              10-K for the year ended December 31, 1998.
    10.9      Restricted Stock Agreement between Affinity Technology Group,
              Inc., and Joseph A. Boyle, which is incorporated by reference to
              Exhibit 10.1 of the Company's  Quarterly Report on Form 10-Q for
              the quarter ended June 30, 2002.
   10.10      Stock Agreement  between  Affinity  Technology  Group,  Inc., and
              Wade H. Britt,  III, which is incorporated by reference to Exhibit
              10.2 of the Company's  Quarterly  Report on Form 10-Q for the
              quarter ended June 30, 2002.
   10.13      Legal Representation Agreement, dated May 27, 2003, between
              decisioning.com,  Inc., and Withrow & Terranova,  PLLC,  which is incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
   10.14      Letter Agreement, effective as of April 17, 2006, between Affinity
              Technology Group, Inc. (the "Company") and the holders of the 8%
              convertible secured notes issued under the Convertible Note
              Purchase Agreement, dated as of June 3, 2002, among the Company and the investors named there in, which is incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form
              8-K filed on April 17, 2006.
   10.15      Letter Agreement,  dated July 10, 2006, between the Company and
              Morgan Keegan & Company, which is hereby incorporated by reference to Exhibit 10.1 to the Company's  Current Report on Form 8-K filed on July 14, 2006.
   10.16      Amended and Restated Legal Representation Agreement, dated July
              10, 2006, among the Company, decisioning.com, Inc. and Withrow &
              Terranova, PLLC, which is hereby incorporated by reference to
              Exhibit 10.2 to the Company's Current Report on Form 8-K filed on
              July 14, 2006.
   10.17      Engagement  Agreement,  dated July 10,  2006,  among the  Company,
              decisioning.com,  Inc.  and McBride  Law, PC, which is hereby incorporated  by reference to Exhibit 10.3 to the  Company's
              Current Report on Form 8-K filed on July 14, 2006.
     21       Subsidiaries of Affinity  Technology Group, Inc., which is hereby incorporated by reference to Exhibit 21 to the Company's Annual
              Report on Form 10-K for the year ended December 31, 2006
    23.1      Consent of Scott McElveen, L.L.P.
   23.2*      Consent of Robinson, Bradshaw & Hinson, P.A.
     24       Powers of Attorney (included on signature page)

-----------------

*To be filed by amendment

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned issuer undertakes that in a primary offering of securities of the undersigned issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned issuer or used or referred to by the undersigned issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned issuer or its securities provided by or on behalf of the undersigned issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned issuer to the purchaser.

For purposes of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

That, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the issuer is relying on Rule 430B:

(i) Each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or
(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the  issuer is subject to Rule 430C, include the following:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, State of South Carolina, on this 30th day of January, 2007.

                      Affinity Technology Group, Inc.

             By:      /s/ Joseph A. Boyle
                      --------------------------------------------
                      President and Chief Executive Officer





                               POWERS OF ATTORNEY


Each of the undersigned officers and directors of Affinity Technology Group, Inc., a Delaware corporation, hereby constitutes and appoints Joseph A. Boyle and S. Sean Douglas, and each of them severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this registration statement and any and all amendments (including both pre-effective and post-effective amendments) and exhibits to this registration statement, any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) and exhibits thereto, and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


  Signatures                   Title                            Date
  ------------------------------------------------------------------------------


  /s/ Joseph A. Boyle                                           January 30, 2006
  ----------------------------
  Joseph A. Boyle              Chairman, President, Chief
                               Executive Officer and Chief
                               Financial Officer and Director
                               (principal executive and
                               financial officer)

  /s/  Robert M. Price, Jr.                                     January 30, 2006
  ----------------------------
  Robert M. Price, Jr.         Director


  /s/  Peter R. Wilson, Ph.D.                                   January 30, 2006
  ----------------------------
  Peter R. Wilson, Ph.D.       Director


  /s/  S. Sean Douglas                                          January 30, 2006
  ----------------------------
  S.                           Sean Douglas Executive Vice
                               President and Chief Operating
                               Officer (principal accounting
                               officer)



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